UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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Ekso Bionics Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EKSO BIONICS HOLDINGS, INC.
1414 Harbour Way South, Suite 1201
Richmond, California 94804

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•]

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Meeting”) of Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), will be held at the offices of the Company at 1414 Harbour Way South, Suite 1201, Richmond, California 94804 on [•] at [•], local time, for the purpose of considering and voting upon the following matters:

1.	To elect six directors, all of whom are currently serving on our Board of Directors, to serve until the annual meeting of stockholders to be held in 2019 and until their respective successors are elected and qualified, or until his or her earlier death, resignation or removal;
2.	To ratify an amendment to our Articles of Incorporation approved by the stockholders of the Company on December 21, 2017 to increase the total number of authorized shares of common stock from 71,428,571 shares to 141,428,571 shares;
3.	To ratify an amendment to our Amended and Restated 2014 Equity Incentive Plan approved by the stockholders of the Company on December 21, 2017 to increase the number of shares available for grant under such Plan from 4,714,285 shares to 9,114,285 shares;
4.	To ratify the appointment of OUM & Co., LLP as the Company’s independent auditors for the year ending December 31, 2018;
5.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;
6.	To approve, in an advisory (non-binding) vote, whether a non-binding, advisory vote on the compensation of the Company’s named executive officers should occur every one, two or three years; and
7.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on [•] as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

If you would like to attend the Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification. In order to vote your shares at the Meeting, you must obtain from the nominee a proxy issued in your name.

Your vote is important. Whether or not you plan to attend the meeting we hope you will vote as soon as possible. Please refer to the section entitled “Important Information About the Meeting — How Do I Vote?” on page 2 of this proxy statement for a description of how to vote in advance of the meeting.

By Order of the Board of Directors,

Jack Peurach
President and Chief Executive Officer

Richmond, California
[•], 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON [•]: THE NOTICE OF MEETING AND PROXY STATEMENT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

i

EKSO BIONICS HOLDINGS, INC.
1414 Harbour Way South, Suite 1201
Richmond, California 94804

PROXY STATEMENT
2018 Annual Meeting of Stockholders
To Be Held On [•]

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), for use at the 2018 Annual Meeting of Stockholders to be held on [•], at [•], local time, at the offices of the Company at 1414 Harbour Way South, Suite 1201, Richmond, California, and at any adjournment or postponement thereof (the “Meeting”). The Notice of Meeting, this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (“Annual Report”) and the enclosed proxy card are being mailed to our stockholders of record as of [•] (the “Record Date”). All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Unless the context otherwise requires, references to the “Company,” “we,” “us,” and “our” refer to Ekso Bionics Holdings, Inc.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving access to these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by our Board of Directors of proxies to be voted at the Meeting to be held on [•], at [•], local time, at the offices of the Company at 1414 Harbour Way South, Suite 1201, Richmond, California. As a stockholder of record or beneficial owner of shares of the Company at the close of business on the Record Date, you are invited to attend our Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. You are strongly encouraged to read this Proxy Statement and the Annual Report, which include information that you may find useful in determining how to vote.

What is the purpose of the Meeting?

At the Meeting, our stockholders will consider and vote upon the following matters:

1.	To elect six directors, all of whom are currently serving on our Board of Directors, to serve until the annual meeting of stockholders to be held in 2019 and until their respective successors are elected and qualified, or until his or her earlier death, resignation or removal;
2.	To ratify an amendment to our Articles of Incorporation approved by the stockholders of the Company on December 21, 2017 to increase the total number of authorized shares of common stock from 71,428,571 shares to 141,428,571 shares (the “Authorized Share Increase Proposal”);
3.	To ratify an amendment to our Amended and Restated 2014 Equity Incentive Plan approved by the stockholders of the Company on December 21, 2017 to increase the number of shares available for grant under such Plan from 4,714,285 shares to 9,114,285 shares (the “2014 Plan Proposal”);
4.	To ratify the appointment of OUM & Co., LLP as the Company’s independent auditors for the year ending December 31, 2018;
5.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;
6.	To approve, in an advisory (non-binding) vote, whether a non-binding, advisory vote on the compensation of the Company’s named executive officers should occur every one, two or three years; and
7.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Members of our Board of Directors and management and representatives of OUM & Co., LLP, our independent registered public accounting firm, will be present at the Meeting to respond to appropriate questions from stockholders.

Who is entitled to vote at the Meeting?

Only common stockholders as of the close of business on the Record Date are entitled to notice of and to vote at the Meeting. As of the Record Date, there were issued and outstanding and entitled to vote [•] shares of common stock, $0.001 par value per share.

What are the voting rights of the holders of common stock?

Each outstanding share of our common stock will be entitled to one vote on each of the proposals presented at the Meeting.

Who can attend the Meeting?

All of our stockholders as of the Record Date may attend the Meeting.

Even if your shares are held in “street name,” as the beneficial owner of shares, you are invited to attend the Meeting. However, if you wish to attend the Meeting, please bring to the Meeting your bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. We reserve the right to deny admission to anyone who cannot show valid identification or sufficient proof of share ownership as of the Record Date.

Please contact us at (510) 984-1761 or customerrelations@eksobionics.com for directions to the Meeting.

Can I find out who the stockholders are?

A list of stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours for ten days prior to the Meeting at the office of the Secretary of the Company at the above address, and at the time and place of the Meeting.

How many shares must be present to hold the Meeting?

A quorum must be present at the Meeting for any business to be conducted. Stockholders representing a majority of the votes entitled to be cast at the Meeting will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Meeting or vote by proxy as instructed below.

Beneficial Owner of Shares Held in Street Name.   If your shares are held in an account by a bank, broker or other nominee (the record holder of your shares), then you are the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your record holder how to vote your shares of common stock, and the record holder is required to vote your shares of common stock in accordance with your instructions.

How do I vote?

If you are a registered stockholder of common stock, meaning that you hold your shares in certificate form or through an account with our transfer agent, Vstock Transfer, LLC, and you wish to vote prior to the Meeting, you may vote over the Internet, by mail or in person at the Meeting:

•	Over the Internet. Go to the website of our tabulator, Broadridge, at www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on [•], the day before the Meeting, for your proxy to be valid and your vote to count.
•	By Telephone: Call 1-800-690-6903 or the number on your proxy card. Have your proxy card in hand when you call and then follow the instructions to vote your shares. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on [•], the day before the Meeting, for your proxy to be valid and your vote to count.

•	By Mail. Complete and sign your proxy card and mail it to Broadridge in the postage prepaid envelope we provided. Broadridge must receive the proxy card not later than [•], the day before the Meeting, for your proxy to be valid and your vote to count.
•	In Person at the Meeting. You can vote in person by attending the Meeting and delivering your completed proxy card in person or by completing a ballot, which we will provide to you at the meeting.

If on the Record Date your shares are held in street name, the proxy materials are being forwarded to you by or on behalf of your bank, broker or other nominee. If you received the proxy materials directly from Broadridge, follow the instructions above for stockholders of record. If you received the proxy materials from your bank, broker or other nominee, follow the instructions provided by your bank, broker or other nominee explaining how you can vote. If you would like to vote in person at the Meeting, contact your bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Meeting, along with a bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. A broker’s proxy is not the form of proxy enclosed with this Proxy Statement. You will not be able to vote shares you hold in street name in person at the Meeting unless you have a proxy from your bank, broker or other nominee issued in your name giving you the right to vote your shares.

What if I do not specify how my shares are to be voted?

If you are the stockholder of record and you submit a proxy but do not provide any voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors. If you hold your shares in street name and do not instruct your bank or broker how to vote, it will nevertheless be entitled to vote your shares of common stock with respect to “routine” items but not with respect to “non-routine” items.

Please note that at the Meeting, we believe that only the Authorized Share Increase Proposal (Proposal Two) and the proposal to ratify the appointment of our independent auditors (Proposal Four) will be considered “routine” items. Under applicable rules, banks and brokers are permitted to vote the shares held in their name for the account of a beneficial holder for “routine” matters, even if such bank or broker does not receive instructions from the beneficial holder. We will refer to these votes cast by banks and brokers without instruction from the relevant beneficial holder as “Broker Discretionary Votes”. We believe that based on the policies of most banks and brokers, the majority of Broker Discretionary Votes will be cast in accordance with the recommendations of our Board of Directors, and therefore “for” each of Proposal Two and Proposal Four.

We believe that all other proposals will be considered “non-routine” items, and your broker will not have discretion to vote on these proposals. We will refer to these shares not voted by banks and brokers in absence of instructions from the relevant beneficial holder as “Broker Non-Votes”.

It is therefore important that you provide instructions to your bank or broker so that your shares are voted accordingly.

Can I change my vote after I submit my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.
•	You may send a written notice that you are revoking your proxy to us at Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201, Richmond, California 94804, Attention: Secretary.
•	You may attend the Meeting and vote in person (although simply attending the Meeting will not, by itself, revoke your proxy).

If your shares are held in street name, you should contact your bank, broker or other nominee to revoke your proxy or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the Meeting, you may change your vote by attending the Meeting and voting in person.

How does the Board of Directors recommend I vote on the proposals?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the nominees for director (Proposal One);
•	FOR the Authorized Share Increase Proposal (Proposal Two);
•	FOR the 2014 Plan Proposal (Proposal Three);
•	FOR the ratification of OUM &Co., LLP as our independent auditors for the year ending December 31, 2018 (Proposal Four);
•	FOR the approval of the compensation of our named executive officers (Proposal Five); and
•	FOR the option of every one year as the preferred frequency with which stockholders are provided with an advisory vote on the compensation of our named executive officers (Proposal Six).

For a more detailed discussion of why you should vote “FOR” Proposal One, Proposal Two, Proposal Three, Proposal Four, Proposal Five and Proposal Six, see “Proposal One: Election of Directors,” “Proposal Two: Amendment to the Articles of Incorporation,” “Proposal Three: Amendment to the Amended and Restated 2014 Equity Incentive Plan,” “Proposal Four: Ratification of Appointment of Independent Auditors,” “Proposal Five: Non-Binding, Advisory Vote to Approve Compensation of Named Executive Officers” and “Proposal Six: Non-Binding, Advisory Vote on the Frequency of an Advisory Vote on Compensation of Named Executive Officers.”

Will any other business be conducted at the Meeting?

We know of no other business that will be presented at the Meeting. However, if any other matter properly comes before the stockholders for a vote at the Meeting, the proxy holders will vote your shares in accordance with their best judgment.

What votes are necessary to approve each of the proposals?

Proposal 1 - Election of Directors.   The affirmative vote of a plurality of the votes cast by the holders of common stock is required to elect the nominees for director. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Directions to “Withhold” and Broker Non-Votes will have no effect on the outcome of this proposal.

Proposal 2 - Authorized Share Increase Proposal.   The affirmative vote of a majority of shares outstanding is required to approve the Authorized Share Increase Proposal. Abstentions will be counted as votes against this proposal. As this proposal is a “routine” item, if you hold your shares through a bank or a broker and you do not provide instructions to your bank or broker, we believe that your bank or broker will cast a Broker Discretionary Vote in favor of this proposal.

Proposal 3 – 2014 Plan Proposal.   The affirmative vote of a majority of the votes cast on the matter by the holders of common stock is required to approve the 2014 Plan Proposal. Abstentions and Broker Non-Votes will have no effect on the outcome of this proposal.

Proposal 4 – Ratification of Appointment of OUM & Co., LLP.   The affirmative vote of a majority of the votes cast by the holders of common stock is required to ratify the appointment of OUM & Co., LLP as our independent auditors for the year ending December 31, 2018. Abstentions will have no effect on the outcome of this proposal. As this proposal is a “routine” item, if you hold your shares through a bank or a broker and you do not provide instructions to your bank or broker, we believe that your bank or broker will cast a Broker Discretionary Vote in favor of this proposal.

Proposal 5 - Non-Binding, Advisory Vote to Approve Compensation of Named Executive Officers. Proposal 5 is a non-binding, advisory vote; however, the Compensation Committee of the Board will consider the voting results on this proposal. The affirmative vote of a majority of the votes cast by the holders of common stock is required for approval of the compensation of our named executive officers. Abstentions and Broker Non-Votes will have no effect on the outcome of this proposal.

Proposal 6 - Non-Binding, Advisory Vote on the Frequency of an Advisory Vote on Compensation of Named Executive Officers.   Proposal 6 is a non-binding, advisory vote; however, the Compensation Committee of the Board will consider the frequency vote that receives the greatest number of votes cast by the holders of our common stock represented and voting at the Meeting as the non-binding, advisory vote of stockholders on the frequency of approval of the compensation of our named executive officers. Abstentions and Broker Non-Votes will have no effect on the outcome of this proposal.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

EXPENSES OF SOLICITATION

All costs of solicitations of proxies will be borne by us. In addition to solicitations by mail, the our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, e-mail, personal interviews, and other means. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their out-of-pocket expenses in connection therewith.

STOCKHOLDER PROPOSALS

Deadline for Submission of Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in the proxy statement for our next annual meeting of stockholders. For a proposal of a stockholder to be considered for inclusion in next year’s proxy statement, it must be received by our Corporate Secretary in writing at our principal offices, Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201, Richmond, California 94804, Attention: Corporate Secretary, no later than [•].

Under our By-laws, if a stockholder wishes to present a proposal or wants to nominate candidates for election as directors at our next annual meeting of stockholders in 2019, such stockholder must give written notice to the Corporate Secretary of the Company at our principal executive offices at the address noted above. The Secretary must receive such notice not earlier than 120 day prior to the one year anniversary of the date of the Meeting and not less than 90 days prior to the one year anniversary of the date of the Meeting; provided, however, that in the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the Meeting, notice must be received by the Corporate Secretary not earlier than 120 days prior to the next annual meeting of stockholders and not later than the close of business on the 10th day following the day on which notice of the date of the next annual meeting of stockholders was mailed or public disclosure of the date of the next annual meeting of stockholders was made, whichever first occurs.

Our By-laws also specify requirements as to the form and content of a stockholder’s notice. We will not entertain any proposals or nominations that do not meet those requirements.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the Securities and Exchange Commission, the directors and certain officers of the Company may be deemed to be “participants” in the solicitation of proxies by the Board of Directors in connection with the Meeting.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, excluding exhibits, is being furnished concurrently with this Proxy Statement and will also be available without charge to any stockholder upon written request to the Company, 1414 Harbour Way South, Suite 1201, Richmond, California 94804, attention: Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: 1414 Harbour Way South, Suite 1201, Richmond, California 94804, (510) 984-1761. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

CORPORATE GOVERNANCE

Background of Directors and Executive Officers

Set forth below are the name and age as of April 13, 2018 of each of our current directors and executive officers, the positions held by each director and executive officer with us, his or her principal occupation and business experience during the last five years, and the year of the commencement of his or her term as a director or executive officer. Additionally, for each director, included below is information regarding the specific experience, qualifications, attributes and skills that contributed to the decision by our Board of Directors to nominate him or her for election as a director and the names of other publicly held companies of which he or she serves or has served as a director in the previous five years.

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers are appointed by the Board and serve at its pleasure. There is no family relationship between any of our directors, director nominees or executive officers. Except as otherwise disclosed below, no director was selected as a director or nominee pursuant to any arrangement or understanding.

Name	Age	Position
Directors
Steven Sherman	72	Director and Chairman of the Board
Jack Peurach(1)	52	Director, President and Chief Executive Officer
Ted Wang(2)	51	Director
Marilyn Hamilton	69	Director
Charles Li, Ph.D.(3)	33	Director
Stanley Stern	61	Director
Executive Officers (who are not directors)
Maximilian Scheder-Bieschin	56	Chief Financial Officer
Gregory Davault	50	Chief Marking Officer
Russell DeLonzor	56	Chief Operating Officer
(1)	Appointed President and Chief Executive Officer on March 9, 2018.
(2)	Dr. Wang was elected as a director on September 19, 2017 by the remaining directors following the resignation of Mr. Daniel Boren from our Board of Directors.
(3)	Dr. Li was elected as a director on March 9, 2018 by the remaining directors following the resignation of Mr. Howard Palefsky and Ms. Amy Wendell from our Board of Directors.

Directors

Steven Sherman is the Chairman of the Board of the Company and serves on both its Audit Committee (Chairman) and its Compensation Committee. Mr. Sherman has served on our Board of Directors since January 2014 and served on the board of directors of Ekso Bionics, Inc., our wholly owned subsidiary, from December 2013 until January 2014. Since 1988, Mr. Sherman has been a member of Sherman Capital Group, a Merchant Banking organization with a portfolio of private and public investments. In addition to the Company, Mr. Sherman is the former Chairman of Purple Wave Inc. Mr. Sherman is a founder of Novatel Wireless, Inc., Vodavi Communications Systems Inc. and Main Street and Main Inc. Previously, Mr. Sherman has served as a director of Telit; Chairman of Airlink Communications, Inc. until its sale to Sierra Wireless, Inc.; Chairman of Executone Information Systems; and as a director of Inter-Tel (Delaware) Incorporated. The Board has concluded that Mr. Sherman is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, his extensive business experience and his financial and investment expertise, as well as his service as a director of a number of technology-related companies.

Jack Peurach is the President and Chief Executive Officer and a director of the Company. Mr. Peurach was appointed as the President and Chief Executive Officer of the Company on March 9, 2018. Prior to his appointment as the Company’s President and Chief Executive Officer, Mr. Peurach served as a director, the Chairman of the Compensation Committee of the Board and as a member of the Nominating and Governance Committee and the Audit Committee of the Board. Mr. Peurach served on the board of directors of Ekso Bionics, Inc., which merged with a wholly-owned subsidiary of the Company in January 2014 and continued as the surviving entity in the merger, from July 2011 until the merger, and has served on the board of directors of the Company since the merger. From 2011 to March 2017, Mr. Peurach served as the Executive Vice President, Products for SunPower Corp (NASDAQ: SPWR), where he was responsible for all aspects of SunPower’s PV modules and residential, commercial and utility PV systems. Prior to this role, from 2009 to 2011, Mr. Peurach served as Executive Vice President, Research and Development for SunPower, where he led the research and development efforts of the PV Cells, Modules and Systems. From 2008 to 2009, Mr. Peurach was the Vice President of the Advanced Product Development Group, and from 2007 to 2008, Mr. Peurach was the Senior Director of Product Development at SunPower. Prior to SunPower’s acquisition of PowerLight in 2007, Mr. Peurach served as PowerLight’s Vice President of Product Development. Earlier in his career, Mr. Peurach was a strategy consultant for Mercer Management Consulting and director of engineering at Berkeley Process Control, Inc. Mr. Peurach also serves as a director of MyCore Health, Inc. Mr. Peurach holds a Bachelor of Science degree in Mechanical Engineering from Michigan State University, a Master of Science degree in Mechanical Engineering from the University of California, Berkeley, and a Master of Business Administration, Finance and Entrepreneurship from the Wharton School, University of Pennsylvania. The Board has concluded that Mr. Peurach is well-qualified to serve as President and Chief Executive Officer and on the Board because of his extensive experience in leadership and management roles at various companies, and because of his in-depth knowledge of the Company.

Ted Wang is a director of the Company and serves on its Nominating and Governance Committee. He has served on our Board of Directors since September 2017. Dr. Wang has served as the Chief Investment Officer of Puissance Capital Management LP (“Puissance Capital”), of which he was a founder, since January 2015. Prior to that, Dr. Wang was a Partner of Goldman, Sachs & Co. (“Goldman”), which he joined in 1996 and with which he served in many leadership positions, mostly recently as Co-Head of U.S. Equities Trading and Global Co-Head of One Delta Trading and a member of the Goldman Sachs Risk Committee. Prior to joining Goldman, Dr. Wang co-founded Xeotron Corp., a company specializing in DNA biochips in Texas. Mr. Stern is currently a director at the following public companies: Bellerophon Therapeutics, Inc., ViewRay, Inc., Tracon Pharmaceuticals, Inc. and Fiduciary Trust Company International. Dr. Wang holds a Ph.D. in Physics from the University of Minnesota, an M.B.A. from the University of Texas, Austin, and a B.S. from Fudan University, China. The Board has concluded that Dr. Wang is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, his extensive business and corporate governance experience and his financial and investment expertise.

Marilyn Hamilton is a director of the Company and serves on its Compensation Committee. She has served on our Board of Directors since January 2014 and served on the board of directors of Ekso Bionics, Inc. from September 2011 until January 2011. In 2009, Ms. Hamilton founded StimDesigns LLC, a neurotechnology company that develops devices and distributes Galileo neuromuscular stimulation devices for rehabilitation/fitness and has served as CEO from 2009 to present. In 2007, Ms. Hamilton launched Envision, a professional speaking and medical business consulting company, and has served as its CEO from 2007 to present. Prior to this role, Ms. Hamilton co-founded Motion Designs Inc. in 1979, a manufacturing and marketing company that pioneered innovative custom, ultra-lightweight Quickie wheelchairs that revolutionized the industry. She served in various executive roles in sales, marketing and product development at Motion Designs Inc. until it was sold ultimately to Sunrise Medical Inc., where Ms. Hamilton served as Global VP. In 1990, Ms. Hamilton founded Winners on Wheels, a coed-scouting program for children in wheelchairs. In 2003, she co-founded Discovery through Design and served as Chairwoman, raising awareness and funds for spinal cord injury research and women’s health. For nine years, from 1994 to 2002, she served as a founding board member and currently serves as emeritus board member of The California Endowment. For four years, from 2010 to 2014, she has served as an advisory board member of the National Center for Medical Rehabilitation Research at the National Institute of Health. Since 1993, Ms. Hamilton has been a member of The Committee of 200 business women whose mission is to foster, celebrate and advance women’s leadership in private and public companies. Ms. Hamilton holds a Bachelor of Science in Education and Secondary Teaching Credential from California Polytechnic State University, San Luis Obispo. The Board has concluded that Ms. Hamilton is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, her 35 years of leadership expertise in business, the medical rehab industry, and her dedication to, and organizational and governance experience gained from, not-for-profit service.

Charles Li, Ph.D. is a director of the Company and serves on the Audit Committee of the Board. He has served on our Board of Directors since March 2018. Dr. Li has been a senior analyst at Puissance Capital since

2015 and has been involved in many of Puissance Capital’s investments. Prior to joining Puissance Capital, Dr. Li worked as a Research Assistant at Harvard University from 2013 to 2015. Dr. Li has also been working as a Senior Analyst at Fosun Capital since May 2011 and at Harvest Fund since June 2012. Dr. Li received his Ph.D. in Applied Physics from Harvard University, and a B.S. and B.A. from Xi’an Jiaotong University in Xi’an, China. The Board has concluded that Dr. Li’s extensive experience with technology related companies and his financial and business experience qualify him to serve as a director. Stanley Stern is a director of the Company and serves on its Audit Committee. He has served on our Board of Directors since December 2014. He currently is Managing Partner of Alnitak Capital, which he founded in 2013 to provide Board level strategic advisory services, primarily in technology related industries. Before founding Alnitak, Mr. Stern was a Managing Director at Oppenheimer & Co. from 1982 to 2000 and from 2004 to 2013, where, among other positions, he led the firm’s investment banking department and technology investment banking groups. Mr. Stern also held roles at Salomon Brothers, STI Ventures and C.E. Unterberg. Mr. Stern is currently the Chairman of the Board of Audiocodes Inc., a leader in VOIP infrastructure equipment, a member of the Board and Chairman of the Audit Committee of Foamix, Inc., the Chairman of the Board of Sodastream, the global leader of at home beverage makers, a Board member of Ormat Technologies, a global leader in geothermal energy and a Board member of Tigo Energy, a solar energy equipment supplier. Previously, Mr. Stern was a member of the board of directors of Given Imaging, a member of the board of directors of Fundtech Inc., and chairman of the board of directors of Tucows, Inc. Mr. Stern holds a Bachelor of Arts in Economics and Accounting from City University of New York, Queens College, and a Master of Business Administration from Harvard University. The Board has concluded that Mr. Stern is well-qualified to serve on the Board because of his extensive business and finance experience, particularly in technology related industries, and his service as a director of a number of public companies.

Executive Officers (Who are not Directors)

Maximilian Scheder-Bieschin is the Chief Financial Officer of the Company and has served in that position since January 2014. Mr. Scheder-Bieschin joined Ekso Bionics, Inc. in January 2011 as its Chief Financial Officer. From November 2009 until he joined Ekso Bionics, Inc., Mr. Scheder-Bieschin was an independent consultant for a number of emerging technology companies, including Ekso Bionics, Inc. From March 2007 to October 2009, he was co-founder and CEO of Barefoot Motors, a designer and manufacturer of electric all-terrain vehicles. From October 2005 to February 2007, Mr. Scheder-Bieschin served as President of ZAP, a publicly-traded distributor of electric vehicles. From August 1997 to March 2004, Mr. Scheder-Bieschin lived in Frankfurt, serving in senior investment banking roles for BHF-Bank, ING Barings and Deutsche Bank. Mr. Scheder-Bieschin received his Bachelor of Arts degree in Economics from Stanford University. He attended New York University and Stanford University’s Executive Program.

Gregory Davault is the Chief Marketing Officer of the Company and has served in that position since January 2018. In this capacity, Mr. Davault drives global commercialization efforts for Ekso GTTM and manages the customer-facing departments of the medical business. On January 10, 2017, he was appointed to be an executive officer of the Company after joining the Company in March 2015. From March 2009 to March 2015, Mr. Davault was the Vice President of Global Market Development at Given Imaging, now part of Medtronic, where he was responsible for creating and executing the go-to-market strategy for PillCam COLON Capsule Endoscopy. Mr. Davault also led corporate strategy and in his last role managed the PillCam franchise. From March 1990 to March 2009, Mr. Davault served in various sales and marketing roles with St. Jude Medical, Kimberly-Clark Healthcare, and Standard Register. Mr. Davault attended Indiana University where he received a Bachelor of Science degree in Marketing and received his Master of Business Administration from Georgia State University.

Russell DeLonzor is the Chief Operating Officer of the Company and has served in that position since January 2018. Mr. DeLonzor is responsible for leading Research and Development, Manufacturing, Quality Assurance, and Regulatory Affairs. On January 10, 2017, he was appointed to be an executive officer of the Company after joining the Company in October 2015. From May 2007 until joining the Company, Mr. DeLonzor was the President and Chief Operating Officer of Halt Medical, a developer of a minimally invasive alternative to hysterectomy. From December 2002 to May 2007, Mr. DeLonzor served as the Vice President of Research and Development at Sanarus Medical, a developer of a cryosurgical system for treating breast disease, where he was responsible for leading a team developing a novel cryosurgical system used for diagnosing and treating breast disease. From June 2000 until December 2002, Mr. DeLonzor served as Vice President of Research and

Development for the $700 million Nellcor division of Tyco Healthcare, where he was responsible for developing and launching a new pulse oximetry platform. From July 1997 to June 2000, Mr. DeLonzor served as Vice President of Research and Development for the hospital products division of Mallinckrodt Pharmaceuticals (acquired by Tyco Healthcare for $4.2 billion), where he was responsible for expanding and maintaining a broad variety of products used by respiratory impaired patients. From July 1990 to July 1997, Mr. DeLonzor also held leadership positions in engineering at Nellcor Puritan Bennet (acquired by Mallinckrodt Pharmaceuticals), where he was responsible for leading teams developing and manufacturing a variety of high volume hospital products such as pulse oximetry sensors and disposable resuscitation devices. Mr. DeLonzor is a patented inventor, with more than 30 U.S. patents issued along with foreign equivalents. Mr. DeLonzor received a Bachelor of Science degree in Mechanical Engineering from California State University, Sacramento, and earned a Master of Business Administration from the University of Phoenix.

Board Committees

The Board has established three standing committees — Audit, Compensation, and Nominating and Governance. Each Committee operates under a charter that has been approved by the Board. Current copies of the charters of the Audit, Compensation and Nominating and Governance Committees are posted in the Corporate Governance section of our website at www.eksobionics.com.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, retaining, approving the compensation of, and assessing the independence of our independent auditor;
•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent auditor;
•	reviewing and discussing with management and the independent auditors the our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and the code of business conduct;
•	discussing our risk management policies;
•	establishing procedures for the receipt and retention of accounting related complaints and concerns;
•	developing and reviewing policies and procedures for reviewing and approving or ratifying related person transactions;
•	meeting independently with our internal audit staff, if any, independent auditors and management; and
•	preparing the Audit Committee Report required by Securities and Exchange Commission rules (which is included on page 32 of this Proxy Statement).

The members of the Audit Committee are Messrs. Sherman (Chairman), Li and Stern. The Board has determined that all members of the Audit Committee are independent, as determined under Rule 10A-3 promulgated under the Exchange Act and as independence for audit committee members is defined by the Nasdaq Marketplace Rules. The Board has determined that Messrs. Sherman and Stern are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee met four times during 2017.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving (or, when the Compensation Committee deems it appropriate, recommending for approval by the Board) the compensation of our executive officers, including the Chief Executive Officer and the our other executive officers;
•	overseeing the evaluation of the our senior executives;

•	reviewing and making recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to Board approval;
•	approving tax-qualified, non-discriminatory employee benefit plans (and parallel nonqualified plans) for which stockholder approval is not sought and pursuant to which options or stock may be acquired by our officers, directors, employees or consultants;
•	reviewing and making recommendations to the Board with respect to director compensation; and
•	overseeing and administering our equity incentive plans.

The members of the Compensation Committee are Mr. Sherman (Chairman) Ms. Hamilton. Each of Mr. Sherman and Ms. Hamilton are independent as defined under the Nasdaq Marketplace Rules. The Compensation Committee met eleven times during 2017.

Our Compensation Committee is responsible for reviewing and approving (or, when the Compensation Committee deems it appropriate, recommending for approval by the Board) the compensation of our Chief Executive Officer and our other executive officers, including salary, annual cash incentive compensation and long-term equity compensation. The Compensation Committee also periodically reviews and makes recommendations to the Board with respect to director compensation. If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee subcommittees.

The Compensation Committee meets regularly without the presence of executive officers, and in all cases the Chief Executive Officer and any other such officers are not present at meetings at which their compensation is determined. The Compensation Committee may invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation.

The Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. As discussed in further detail below under the heading “Executive Compensation – Compensation Discussion and Analysis – Process – Role of the Independent Compensation Consultant”, our Compensation Committee engaged Aon Consulting, Inc., through its Radford subdivision (“Radford”), as its independent compensation consultant.

Although our Compensation Committee considers the advice and recommendations of consultants as to option grants and other executive compensation programs, our Compensation Committee ultimately makes their own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;
•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	monitoring issues and developments related to matters of corporate governance; and
•	recommending to the Board, where appropriate, changes in corporate governance principles and practices.

The members of the Nominating Committee are Messrs. Sherman (Chairman) and Wang. Mr. Sherman is an independent director as defined under the Nasdaq Marketplace Rules. Dr. Wang is not an independent director under such definition. The Nominating and Governance Committee met three times during 2017.

Director Nominations

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, evaluation of the performance on our Board of any existing directors being considered for nomination, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the Board.

In considering whether to recommend any particular candidates for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, lack of conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee will consider the value of diversity in the director nomination process. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of its directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names to the Nominating and Governance Committee, c/o Corporate Secretary, 1414 Harbour Way South, Suite 1201, Richmond, California 94804. The Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the Board, by following the procedures set forth in the second paragraph under the section entitled “Stockholder Proposals” above.

Under our By-laws, the Board of Directors retains the right to fill vacancies without holding a stockholders meeting. On September 11, 2017, we sold 20,534,898 shares of our Common Stock to Puissance Cross-Border Opportunities II LLC (“Puissance Cross-Border”), an affiliate of Puissance Capital, in connection with a $34.0 million rights offering (“Rights Offering”) to our existing stockholders and certain warrant holders as of the record date of August 10, 2017, immediately following which Puissance Cross-Border beneficially owned approximately 34.3% of our Common Stock. On September 19, 2017, Mr. Daniel Boren resigned from our Board of Directors, thus opening a vacancy on our Board of Directors. The members of our Nominating and Governance Committee consulted with the other members of our Board of Directors and approached Puissance Capital to discuss filling the vacancy, given Puissance Cross-Border’s large equity position at such time. As a result of such discussions, Puissance Capital recommended the consideration of Dr. Ted Wang, its general partner, as a director candidate, and it was the consensus of the members of our Board of Directors that Dr. Wang be appointed to our Board of Directors to fill the vacancy left by Mr. Boren’s resignation.

Similarly, after the resignation of Messrs. Looby and Palefsky and Ms. Wendell on March 9, 2018, members of the Nominating and Governance Committee consulted the other members of our Board of Directors and approached Puissance Capital to discuss the vacancies. As a result of such discussions, Puissance Capital recommended the consideration of Dr. Charles Li, a senior analyst at Puissance Capital, as a director candidate. Following such shareholder’s recommendation, it was ultimately the consensus of our remaining directors that Dr. Li be elected to our Board of Directors to fill one of the vacancies left open by such resignations.

The Nominating and Corporate Governance Committee, consistent with its policies and procedures, has evaluated and recommended to our Board of Directors, and a majority of our independent directors, in a vote in which only our independent directors participated, approved for inclusion in the slate of director nominees recommended by our Board of Directors for election at the Meeting each of the director nominees named in Proposal One. All such nominees currently serve as members of our Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2017, our Compensation Committee consisted of Mr. Peurach, Ms. Hamilton and Amy Wendell, who resigned from our Board and all committees of the Board on March 9, 2018. None of the members of the Compensation Committee during 2017 was an officer or employee of the Company during 2017, or was formerly an officer of the Company, or had any relationships requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

None of our executive officers served during 2017 as members of the compensation committee or board of directors of any entity that had one or more executive officers serving as a member of our Compensation Committee or Board.

Board Determination of Independence

The Board has determined that all of the Board members, except Mr. Peurach, our President and Chief Executive Officer, and Dr. Wang, whose affiliate we have engaged as a consultant, are independent directors under the applicable standards of the SEC and the Nasdaq Marketplace Rules.

In making its independence determinations regarding Dr. Li, our Board of Directors considered Dr. Li’s service as a Senior Analyst at Puissance Capital, which is controlled by Dr. Wang, and that Puissance Capital is an affiliate of Angel Pond Capital LLC (“Angel Pond”), which we have engaged as a consultant to assist with strategic positioning in the Asia Pacific region and which is also controlled by Dr. Wang. During the year ended December 31, 2017, we made aggregate payments of $2.2 million to Angel Pond for consulting services. However, Dr. Li is not employed by nor actively engaged in the management of Angel Pond, nor does he have any equity ownership interest in Angel Pond. Accordingly, our Board of Directors concluded that Dr. Li is independent.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairman of the Board (if an independent director), the lead independent director (if one has been elected), or otherwise the Chairman of the Nominating and Governance Committee shall, subject to advice and assistance from the general counsel or our outside legal advisors, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Stockholders who wish to send communications on any topic to the Board should address such communications to our Board of Directors, c/o Corporate Secretary, 1414 Harbour Way South, Suite 1201, Richmond, California 94804.

Board Meetings and Attendance

Our Board met 11 times during 2017 and acted by unanimous written consent three times during 2017. Each director serving during 2017 attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she served, except Dr. Wang, who joined our Board of Directors on September 19, 2017 and attended only two of the three meetings held in 2017 by such committee. The two meetings that Dr. Wang attended constituted all of the meetings held by our Nominating and Corporate Governance Committee after Dr. Wang’s appointment to such committee. All of the current directors, except Dr. Wang and Dr. Li, who joined our Board on March 9, 2018, attended the 2017 Annual Meeting of Stockholders.

Involvement in Legal Proceedings

No director or associate of a director is involved in any material proceeding as a party adverse to the Company or with a material interest adverse to the Company.

Family Relationships

There are no family relationships among the Company’s directors or executive officers.

Code of Ethics

The Company has adopted a Code of Ethics which is applicable to all directors, officers and employees of the Company. The Professional Conduct and Ethics Policy is available on our website at www.eksobionics.com. In addition, we intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the code.

Board Leadership Structure

The Company does not have a formal policy regarding the separation of its Chairman of the Board and Chief Executive Officer positions. However, the Board has determined that the roles of Chairman of the Board and Chief Executive Officer should be separated at the current time. Mr. Sherman, an independent director, has served as Chairman of the Board since January 2014. Mr. Peurach has served as our Chief Executive Officer since March 9, 2018, prior to which he served as a director of the Company.

Mr. Sherman’s duties include chairing meetings of the independent directors in executive session, facilitating communication between other members of our Board and the Chief Executive Officer, preparing or approving the agenda for regular Board meetings, determining the frequency and length of regular Board meetings and recommending when special meetings of our Board should be held, and reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our Board.

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer increases the independent oversight of the Company, provides our Chief Executive Officer with an experienced sounding board and enhances the independent and objective assessment of risk by our Board.

Role of Board in Risk Oversight

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with our overall corporate strategy. Material risks that management identifies are discussed and analyzed with the Board. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, as well as general business and operating risks. The Compensation Committee oversees the risks associated with the Company’s compensation practices for its employees. The Nominating and Governance Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies and its succession planning process to ensure that we have a slate of qualified candidates for key management positions that may become open in the future. Each committee reports to our Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

It is the Company’s policy that each executive officer, director and nominee for election as director delivers to the Company annually a questionnaire that includes, among other things, a request for information relating to any transactions in which both the executive officer, director or nominee, or their family members, and the Company participates, and in which the executive officer, director or nominee, or such family member, has a material interest. Our Board reviews all such transactions reported to it by an executive officer, director or nominee in response to the questionnaire, or that are brought to its attention by management or otherwise. After review, the disinterested directors approve, ratify or disapprove such transactions. Management also updates the Board as to any material changes to proposed transactions as they occur. This policy is not in writing but is followed consistently by the Board.

Transactions with Related Persons

SEC rules require us to disclose any transaction since the beginning of our last fiscal year or currently proposed transaction in which we are a participant and in which any related person has or will have a direct or indirect material interest and in which the amount involved exceeds $120,000. A related person is any executive officer, director, nominee for director, or holder of more than 5% of our common stock (which we refer to as a “5% stockholder”), or an immediate family member of any of those persons. Except as described below, during 2017, we were not a party to any transaction where the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest.

Transactions with Puissance Capital Management and Affiliates

In August 2017, we commenced the Rights Offering. The subscription price was $1.00 per share and each subscription right gave holders the right to purchase 1.1608 shares of our common stock plus an oversubscription right, subject to availability. Concurrent with the rights offering, we entered into a backstop purchase agreement (the “Puissance Investment Agreement”) with Puissance Cross-Border, a 5% stockholder. The Puissance Investment Agreement contemplated the purchase of any unsubscribed shares from the Rights Offering under the same terms, subject to a cap of 40% of our total outstanding shares. After determining the amount of unsubscribed shares from the Rights Offering, 20,534,898 shares of our common stock (“Puissance Shares”) were issued to Puissance Cross-Border under the Puissance Investment Agreement for an aggregate purchase price of $20,534,898. The Puissance Shares were issued in an unregistered offering, and were subsequently registered by us for resale to the public pursuant to a registration rights agreement entered into with Puissance Cross-Border.

On September 19, 2017, Dr. Wang, was appointed to the Board of Directors and as a member of the Nominating and Governance Committee of the Board. Dr. Wang is the Chief Investment Officer and a founder of Puissance Capital, an affiliate of Puissance Cross-Border. Dr. Wang was appointed as a director by the remaining directors following the resignation of Mr. Daniel Boren from our Board of Directors.

On July 5, 2017, prior to the Rights Offering and prior to Dr. Wang’s appointment to our Board of Directors, we entered into a one-year consulting agreement with Angel Pond, an entity solely owned and managed by Dr. Wang and affiliated with Puissance Cross-Border. Angel Pond was engaged to assist us with strategic positioning in the Asia Pacific region, including the introduction to potential strategic and capital partners and the development of strategic partnerships for the sale and manufacture of our products in that market. During the year ended December 31, 2017, we made aggregate payments of $2,195,000 to Angel Pond representing consulting services for one year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (CD&A) provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for our most recently completed fiscal year, whom we refer to collectively as the “named executive officers” or “NEOs”.

For the fiscal year ended December 31, 2017, our NEOs were:

Name	Position
Thomas Looby(1)	Former President, Chief Executive Officer and Director
Maximilian Scheder-Bieschin	Chief Financial Officer
Russdon Angold(2)	Former President of EksoWorks
Gregory Davault	Chief Marketing Officer
Russell DeLonzor	Chief Operating Officer
(1)	Mr. Looby resigned from all positions with the Company effective March 9, 2018.
(2)	Mr. Angold resigned from all positions with the Company effective January 22, 2018.

Executive Summary

Our executive compensation program is designed to (a) attract, retain and motivate top quality individuals, (b) reward outstanding performance and achievement of results, and (c) provide incentive for management and growth of our business in a manner consistent with the long-term interests of our stockholders. We have accordingly designed our executive compensation program to include both cash and equity-based components, with equity grants forming a substantial part of the overall compensation.

Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2017, as approved by our Compensation Committee following input, analyses and recommendations from management and our independent compensation consultant, Radford, which the Compensation Committee engaged in 2017 to provide recommendations as to the structure and levels of our executive compensation program (the “2017 Executive Compensation Review”).

•	Benchmarking of Executive Compensation – Based on recommendations and analysis done by Radford, our Compensation Committee determined to gradually restructure our named executive officers’ total direct compensation. Provided in each case that our named executive officers’ performance would merit an increase to their compensation, over the coming years we target to increase the total direct compensation of our named executive officers to the 50th percentile of our peer group.
•	Increase of Annual Base Salaries – Our Compensation Committee determined that it was appropriate to gradually increase the annual base salary for each of our named executive officers to approach the midpoint of our peer group companies, and accordingly raised the salary of Messrs. Looby, Scheder-Bieschin, Angold, Davault and DeLonzor to $360,500, $263,000, $232,000, $235,000 and $235,000, respectively, effective April 1, 2017.
•	Short-Term Incentive Bonuses – Our Compensation Committee determined corporate goals for fiscal year 2017 and the percentage of base salary applicable to each named executive officer’s target bonus award in April 2017. In March 2018, after evaluating achievement of our corporate goals and exercising its discretion to adjust the final bonus amount for Mr. Scheder-Bieschin based on his individual performance, our Compensation Committee approved bonuses under our short-term incentive program to each of our named executive officers (other than Mr. Angold) in the aggregate amount of $150,000, $59,220 and $63,763, to Messrs. Scheder-Bieschin, Davault and DeLonzor, respectively. Mr. Angold, who resigned from all positions with the Company effective January 22, 2018, received a bonus payment of $27,000 in respect of services performed in 2017 based on management’s recommendation. The Committee apportioned the bonus payments to the named executive officers (other than Mr. Looby) between cash and immediately-vested stock grants, as discussed further below. Mr. Looby, who resigned from all positions with the Company effective March 9, 2018, received a lump sum cash payment of $117,463 pursuant to the terms of his separation agreement.

•	Equity Incentive Grants – In April 2017, our Compensation Committee awarded stock options to Messrs. Looby, Scheder-Bieschin, Angold, Davault and DeLonzor to purchase 107,500 shares, 50,000 shares, 15,000 shares, 12,500 shares and 12,500 shares, respectively. Our Compensation Committee also awarded restricted stock units, which settle in shares of our Common Stock, to Messrs. Looby, Scheder-Bieschin, Angold, Davault and DeLonzor in the amount of 75,000 units, 37,000 units, 7,000 units, 11,250 units and 11,250 units, respectively. These awards were granted under our Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), and both the stock option and restricted stock unit awards generally vest based on continued service over a period of four years.

Compensation Philosophy and Objectives

In developing a compensation program for our executive officers, our overall goal is to link compensation decisions predominantly to company-wide operational performance and financial results.

To achieve this goal, we have structured our executive compensation program around the following principals:

•	Company Performance – All compensation decisions are made within the context of overall company performance. We evaluate company performance primarily from the perspective of achievement of operational goals and attainment of financial results.
•	Motivation and Alignment – We believe that the interests of our executive officers and stockholders should be aligned, while at the same time, our compensation program should provide short-term motivation for our executive officers.
•	Balanced Risk Management – While we believe that short-term motivation for our executive officers is important, we also believe that our compensation practices and decisions should neither encourage nor reward excessive or inappropriate risk taking.
•	Employee Contribution – Each executive officer’s compensation should also reflect the individual’s performance and his or her contribution to our business. We consider both financial and non-financial factors.
•	Responsible and Competitive – Total compensation levels of our executive officers are calibrated to the market such that we remain competitive for attracting, motivating and retaining quality managers. At the same time, we manage our compensation program in light of our financial resources, short-term and long-term projections and the overall health of the economy as we perceive it.

Process

Role of the Compensation Committee

Design and Implementation of our Compensation Program

Our Compensation Committee is responsible for reviewing and approving (or, when the Compensation Committee deems it appropriate, recommending for approval by our Board of Directors) the compensation of our Chief Executive Officer and our other executive officers, including salary, annual cash incentive compensation and long-term equity compensation. Our Compensation Committee also periodically reviews and makes recommendations to our Board of Directors with respect to director compensation.

The Compensation Committee meets regularly without the presence of executive officers, and in all cases the Chief Executive Officer and any other executive officer are not present at meetings at which their compensation is determined. The Compensation Committee may invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation.

Our Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants, including Radford. Although our Compensation Committee considers the advice and recommendations of Radford as to non-equity and equity-based grants and other executive compensation programs, our Compensation Committee ultimately makes the ultimate decision about these matters after input from all relevant parties as it determines advisable. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs.

Our Compensation Committee works with members of management, including our Chief Executive Officer, to seek input regarding our executive compensation program.

Evaluation of Our Executive Officers

The Chairperson of our Compensation Committee initially develops the framework for the evaluation of the performance and compensation of our Chief Executive Officer. In turn, based on the framework and guidance provided by our Compensation Committee, our Chief Executive Officer evaluations the performance of our other named executive officers and recommends to the Compensation Committee the amount and form of compensation for each of our named executive officers other than himself.

The results of these evaluations are then reviewed by the members of the Compensation Committee. To the extent that our Compensation Committee determines advisable, input may also be solicited from independent compensation consultants. After full consideration of all factors and the results of the evaluation process, our Compensation Committee determines the level of our named executive officers’ compensation, including each component of such compensation.

Role of the Independent Compensation Consultant

In 2017, our Compensation Committee retained Radford to assist the committee in fulfilling its duties in adapting our executive compensation program to market practices. Radford was engaged by and reported solely to the Compensation Committee, and the Compensation Committee had the sole authority to approve the terms of the engagement. Radford did not provide any services to the Company in 2017 other than the executive compensation consulting services provided to the Compensation Committee. Before engaging Radford, the Compensation Committee determined that Radford is independent, after taking into account the factors set forth in Rule 10C-1 of the Exchange Act and NASDAQ Marketplace Rule 5605(d)(3). Radford identified a group of public peer companies to benchmark our executive compensation program. Radford’s analysis considered: (i) base salary; (ii) annual incentive compensation; (iii) total cash compensation; (iv) long-term incentive compensation; and (v) total direct compensation.

2017 Peer Group

The Compensation Committee has sought to ensure that each of our named executive officer’s compensation is generally competitive with similarly situated executives at other companies within the applicable comparative group. Radford therefore worked with our Compensation Committee to select a peer group of publicly traded companies in the healthcare equipment industry for benchmarking our executive compensation program. Our Compensation Committee determined that our peer group consists of companies with revenues of generally less than $100 million and headcount of generally less than 200 persons. The peer group was also limited to companies with a market capitalization of generally less than $500 million.

The following is a list of the peer companies selected by our Compensation Committee: Avinger; Bionik Laboratories; Bovie Medical; ConforMIS; conindus Vascular Robotics; CytoSorbents; Derma Sciences; Entellus Medica; ERBA Diagnostics; IRADIMED; IRIDEX; Misonix; Obalon Therapeutics; ReWalk Robotics; Second Sight Medical Products; Surmodics; TearLab; ViewRay; and Viveve Medical.

Review of Stockholder Advisory Votes on Our Executive Compensation

At the Meeting, our stockholders will for the first time have the opportunity to cast their vote on a non-binding, advisory vote in respect of the compensation of our named executive officers. The Compensation Committee will consider the outcome of such vote when making compensation decisions for our named executive officers and in respect of our compensation programs generally.

Elements of our Executive Compensation Program

This section describes the various elements of our executive compensation program in 2017, and the reason for including each item in the compensation program.

Element	Description	Function
Base Salary	− Fixed cash compensation
−  Provides basic compensation at a level consistent with competitive practices and our fiscally responsible philosophy; reflects role, responsibilities, skills, experience and performance; encourages retention

Short-Term Incentive Program	− Cash or equity bonuses earned based on performance under the terms of the 2017 Short-Term Incentive Program	− Motivates and rewards our executive officers in a way that is value accretive to our business and advances our corporate strategy

Long-Term Equity Incentive Program	− Equity awards granted at our Compensation Committee’s discretion under the Amended and Restated 2014 Stock Incentive Plan.	− Motivates and rewards for financial performance over a sustained period
− Strengthens mutuality of long-term interests between executives and stockholders and rewards creation of shareholder value
− Increases retention

Benchmarking of Executive Compensation

Based on Radford’s analysis, our Compensation Committee determined that the total cash compensation for our named executive officers was below the 25th percentile of our peer group, with annual base salary of our named executive officers being at or below the 25th percentile and the target annual short-term incentive award being below the 25th percentile. Our Compensation committee also determined that the long-term incentive compensation of our named executive officers was between the 25th and 50th percentile of our peer group.

After analysis and discussion of Radford’s recommendations, our Compensation Committee determined in March 2017 that it would progressively restructure our executive compensation program over coming years to bring compensation more in line with market rates, with an emphasis on the equity-based component of compensation. The primary consideration for determination of a named executive officer’s total direct compensation remains his or her performance. However, as a guide for the determination of each named executive officer’s compensation, our Compensation Committee will target the 50th percentile of our peer group for total direct compensation of our named executive officers as follows: (a) for annual base salary, a target range of the 25th to 50th percentile will be used, (b) for short-term incentive awards, the target level will be the 50th percentile of our peer group, (c) and for long-term incentive awards the target range will be approximately between the 50th and 75th percentile.

Base Salary

The purpose of base salary is to provide a set amount of cash compensation for each named executive officer that is not variable in nature. We seek to pay our named executive officers a competitive base salary in recognition of their job responsibilities for a publicly-held company of our size and revenue. Our goal is to gradually increase the base salaries of our named executive officers over the next few years to arrive at approximately the mid-point of our peer group. In setting base salaries, the Compensation Committee is mindful of total compensation and the overall goal of balancing the cash-based and equity-based components of each named executive officer’s compensation consistent with industry factors, retention goals and each executive officer’s individual contributions and performance.

In March 2017, our Compensation Committee approved the annual base salary of each of Messrs. Looby, Scheder-Bieschin, Angold, Davault and DeLonzor as $360,500, $263,000, $232,000, $235,000 and $235,000, respectively, effective April 1, 2017. Each such named executive officer’s annual base salary was increased based on his performance.

In 2018, we expect to continue to increase the annual base salaries of our named executive officers towards the mid-point of our peer group, provided our financial resources and results allow us to do so.

Short-Term Incentive Program

Historically, the short-term incentive component of our executive officer compensation program is awarded based on the achievement of corporate goals, with each named executive officer’s target bonus award equal to a percentage of such named executive officer’s annual base salary, both as are determined by the Compensation Committee on an annual basis.

In April 2017, our Compensation Committee approved our short-term incentive program for 2017, including our goals related to corporate performance in 2017 and target bonus percentages.

The following is a description of our corporate goals as determined by our Compensation Committee in respect of 2017:

•	Financial. The primary financial goal was to ensure that we were adequately capitalized to pursue our strategic initiatives and to minimize overall corporate cash utilization.
•	Marketing and Sales. The primary marketing and sales goals were to achieve target sales or rentals of our exoskeleton units at a target minimum gross margin level, and to achieve broad-based commercial adoption of our exoskeleton units in the rehabilitation setting.
•	Product Development. The primary product development goal was to advance our research and development projects in accordance with development guidelines established by our Compensation Committee based on management’s plans.

For each named executive officer, our Compensation Committee assigned a weight for each of our 2017 corporate goals based on the named executive officer’s roles and responsibilities, as follows:

NEO	Financial	Marketing & Sales	Product Development
Thomas Looby	40%	50%	10%
Maximilian Scheder-Bieschin	40%	50%	10%
Russdon Angold	30%	65%	5%
Russell DeLonzor	20%	55%	25%
Gregory Davault	20%	70%	10%

Our Compensation Committee determined our target financial and sales and marketing goals to be at a competitive, yet achievable level in order to pay the target applicable portion of the bonus, as weighted for each named executive officer and described in the table above. Up to 200% of the applicable portion of the named executive officer’s bonus would be paid if the maximum goal was achieved. The maximum level of the goal was determined to be difficult but not entirely unattainable to achieve. For our product development goals, our Compensation Committee determined that only a target level was appropriate, which was set at a competitive, yet achievable level.

As for target bonuses, in consideration of its desire to gradually increase the short-term incentive awards of our named executive officers to the 50th percentile of our peer group (provided that each named executive officer’s performance merits such increase), our Compensation Committee established the following for 2017: Mr. Looby’s target bonus was 50% of his annual base salary for 2017; Messrs. Scheder-Bieschin’s, Davault’s and DeLonzor’s target bonuses were each 40% of their respective annual base salaries for 2017; and Mr. Angold’s target bonus was 30% of his annual base salary for 2017.

Following completion of the fiscal year ending December 31, 2017, the Compensation Committee evaluated the performance of the Company against the 2017 corporate goals to determine the short-term incentive program awards each named executive officer was eligible to receive. In determining whether our corporate goals have been achieved, the Compensation Committee retains the discretion to consider any factors and take into account any circumstances it considers appropriate in modifying performance or payout targets. For example, in 2017, our Compensation Committee exercised such discretion to modify the performance target related to product development as a result of the reduction of force undertaken in the first half of 2017.

Therefore, based on the achievement of 2017 corporate goal components and the individual weighting of each corporate goal component for each named executive officer, the percentage of the target bonus that our named executive officer serving at the end of the year were eligible to receive were as follows:

NEO	% Bonus Target Achieved
Thomas Looby	65.2%
Maximilian Scheder-Bieschin	65.2%
Russdon Angold	46.1%
Russell DeLonzor	67.8%
Gregory Davault	63.0%

Following completion of the fiscal year ending December 31, 2017, our Compensation Committee also evaluated the individual performance of each named executive officer. Based on this evaluation, the Compensation Committee determined whether or not it should exercise its discretion under our short-term incentive program to increase or reduce the overall bonus awarded to any named executive officer. In recognition of the outstanding efforts and performance of Mr. Scheder-Bieschin in 2017, our Compensation Committee determined that Mr. Scheder-Bieschin should receive a bonus of $150,000, such that his effective bonus percentage was 142.6%.

In consideration of our financial resources, our Compensation Committee apportioned the bonuses granted to our named executive officers between cash and immediately vested stock grants in lieu of cash (under our 2014 Plan), other than in respect of Mr. Looby, who was paid his entire bonus payment in cash under the terms of his separation agreement. For purposes of calculating the value of the stock grants, the closing market price of our common stock on March 22, 2018 was used, which was equal to $1.57 per share.

Accordingly, in March 2018, each named executive officer other than Mr. Looby was awarded the following cash amounts and immediately-vested stock grants in respect of their short-term incentive program bonuses for 2017:

NEO	Cash Amount	Vested Stock Amount		Total Short-Term Incentive Program Award (Deemed Award Value)
		(Shares)	(Deemed Cash Value)
Maximilian Scheder-Bieschin	$60,000	57,325	$90,000	$150,000
Gregory Devault	$23,688	22,632	$35,532	$ 59,220
Russell DeLonzor	$25,505	24,369	$38,258	$ 63,763
Russdon Angold	$10,800	10,319	$16,200	$ 27,000

As discussed below under “— Change in Control and Post Termination Severance Benefits,” Mr. Looby, who resigned from all positions with the Company effective March 9, 2018, received a lump sum cash payment of $117,463 under his separation agreement. As well, Mr. Angold, who had resigned from the Company prior to the determination of the annual bonus awards by our Compensation Committee, received a bonus payment for services performed in 2017 in the amount of $27,000 based on management’s recommendations, which was equal to an effective 38.8% annual bonus target percentage.

Long-Term Equity Incentive Compensation

Overview

The equity-based component of our executive compensation program is designed to align the long term interests of our named executive officers with that of our stockholders. Grants of equity awards in each year are also based on the performance of our named executive officers.

Historically, our equity awards have generally taken the form of options to purchase our Common Stock. In 2017, based on the recommendations of Radford, our Compensation Committee determined that, going forward, equity-based grants to our executive officers should be a mix of stock option grants and restricted stock unit grants, with the appropriate mix determined by our Compensation Committee each year based on corporate goals and individual performance factors and such other considerations as our Compensation Committee may determine. We believe that a mix of stock option and restricted stock unit grants will help keep corporate wealth creation tied to stock performance (via stock options) and promote retention (through restricted stock units) that vest over time.

In April 2017, our Compensation Committee awarded stock options to Messrs. Looby, Scheder-Bieschin, Angold, Davault and DeLonzor to purchase 107,500 shares, 50,000 shares, 15,000 shares, 12,500 shares and 12,500 shares, respectively. Our Compensation Committee also awarded restricted stock units to Messrs. Looby, Scheder-Bieschin, Angold, Davault and DeLonzor in the amount of 75,000 units, 37,000 units, 7,000 units, 11,250 units and 11,250 units, respectively. The amounts of these awards were determined by our Compensation Committee based on each named executive officer’s performance and with a target of providing equity-based awards in the 50th to the 75th percentile of our peer group, as described above under “– Compensation Discussion & Analysis – Elements of our Executive Compensation Program – Benchmarking of Executive Compensation”. Except as set forth in the notes to the Outstanding Equity Awards at Fiscal Year End table below, all the stock options and restricted stock units granted to our named executive officers described above had a term of ten years and become exercisable as to 25% of the total number of shares on the one-year anniversary of the date of grant, and thereafter vest in 36 equal monthly installments.

If our stockholders ratify the 2014 Plan Increase at the Meeting as outlined in Proposal Three, our Compensation Committee intends to grant additional long-term incentive awards to our named executive officers. Our Compensation Committee will determine the amounts of such grants after the Meeting, if the 2014 Plan Increase is so ratified. The amount of each named executive officer’s long term incentive award will be determined based on his or her performance and will be set within the target range of 50th to 75th percentile of our peer group as discussed above.

In the future, our Compensation Committee may adjust the mix of award types or approve different award types as part of the overall compensation strategy to adapt to future conditions and market practices. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of equity awards, depending on our Compensation Committee’s assessment of the total compensation package being offered.

Amended and Restated 2014 Equity Incentive Plan

The Company currently maintains one equity compensation plan, the Amended and Restated 2014 Equity Incentive Plan, which provides for the issuance of stock options, restricted stock, restricted stock units and stock appreciation rights to directors, officers, employees and consultants of the Company and its affiliates as determined by our Compensation Committee in its discretion.

The 2014 Plan is administered by our Compensation Committee. Our Compensation Committee is authorized to grant equity awards. Under the 2014 Plan, awards are deemed to be granted on the date that the Compensation Committee authorizes the grant or such later date as may be determined by the Compensation Committee at the time that the grant is authorized.

For more information about our 2014 Plan, see “Proposal Three – Ratification of Amendment to the Amended and Restated 2014 Equity Incentive Plan and Approval of Other Changes”.

Compensation Committee Report

This report of the Compensation Committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION & GOVERNANCE COMMITTEE

Steven Sherman (Chair)
Marilyn Hamilton

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or accrued by us during the last three fiscal years to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Thomas Looby(4) Former President & Chief Executive Officer	2017	360,500	—		420,641	117,463		18,000	(5)	916,604
	2016	313,125	—		523,451	85,750		—		922,326
	2015	225,000	—		721,227	—		—		946,227
Maximilian Scheder-Bieschin Chief Financial Officer	2017	263,000	—		201,678	60,000	(6)	8,813	(7)	533,491
	2016	242,708	—		—	49,000		—		291,708
	2015	225,000	—		282,143	—		—		507,143
Russdon Angold(8) Former President, EksoWorks	2017	232,000	—		48,818	10,800	(6)	18,290	(9)	309,908
	2016	225,000	—		—	32,400		—		257,400
	2015	225,000	—		617,582	—		—		842,582
Gregory Davault Chief Marking Officer	2017	235,000	—		56,120	23,688	(6)	18,000	(10)	332,808
	2016	215,000	60,000	(11)	14,351	32,250		—		321,601
	2015
Russell DeLonzor Chief Operating Officer	2017	235,505	—		56,119	25,505	(6)	24,000	(13)	341,129
	2016	220,000	50,000	(12)	—	31,080		—		301,080
	2015		—		—	—		—		—
(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 14 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	Non-equity incentive plan compensation amounts for 2017 were paid in March 2018 for work performed in 2017, and in March 2017 for work performed during 2016.
(3)	All other compensation represents the Company’s matching contribution under our 401(k) retirement plan, paid in the form of shares of our Common Stock.
(4)	Mr. Looby resigned from all positions from the Company effective March 9, 2018.
(5)	Paid in the form of 7,826 shares, calculated at $2.30 per share, as a matching contribution under our 401(k) retirement plan.
(6)	Represents the cash amount of the short-term incentive program award paid to the named executive officer for service in 2017. The Compensation Committee determined to permit the payment of a portion of the short-term incentive program award for each named executive officer, other than Mr. Looby, in the form of immediately vested stock, such that in addition to these cash amounts, Messrs. Scheder-Bieschin, Angold, Devault and DeLonzor also received $90,000, $16,200, $35,532 and $38,258, respectively, under the short-term incentive program in the form of equity. See “—Compensation Discussion & Analysis—Elements of Our Executive Compensation Program—Short-Term Incentive Program.”
(7)	Represents a matching contribution under our 401(k) retirement plan, paid in the form of 3,832 shares, calculated at $2.30 per share.
(8)	Mr. Angold resigned from all positions from the Company effective January 22, 2018.
(9)	Represents a matching contribution under our 401(k) retirement plan, paid in the form of 7,952 shares, calculated at $2.30 per share.
(10)	Represents a matching contribution under our 401(k) retirement plan, paid in the form of 7,826 shares, calculated at $2.30 per share.
(11)	Represents a one-time retention bonus of $60,000 for having stayed with the Company for one year that was paid in 2016.
(12)	Represents a one-time retention bonus of $50,000 for having stayed with the Company for one year that was paid in 2016.
(13)	Represents a matching contribution under our 401(k) retirement plan, paid in the form of 10,435 shares, calculated at $2.30 per share.

Grants of Plan-Based Awards for 2017

The following table presents information concerning each grant made to our named executive officers in our fiscal year ended December 31, 2017, under any equity or non-equity incentive plan.

Name	Grant Date	Estimated future payouts under non- equity incentive plan awards			Estimated future payouts under equity incentive plan awards				All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maxi- mum (#)
Thomas Looby Former President & Chief Executive Officer(1)	3/20/17	—	180,250	340,644	—	—		—	—	—	—	—
	4/20/17	—	—	—	—	182,500	(2)	—	—	—	—	—
Maximilian Scheder-Bieschin Chief Financial Officer	3/20/17	—	105,200	198,811	—	—		—	—	—	—	—
	4/20/17	—	—	—	—	87,000	(3)	—	—	—	—	—
Russdon Angold Former President, Ekso Labs(4)	3/20/17	—	69,600	188,329	—	—		—	—	—	—	—
	4/20/17	—	—	—	—	22,000	(5)	—	—	—	—	—
Gregory Davault Chief Marking Officer	3/20/17	—	94,000	141,403	—	—		—	—	—	—	—
	4/20/17	—	—	—	—	23,750	(6)	—	—	—	—	—
Russell DeLonzor Chief Operating Officer	3/20/17	—	94,000	141,403	—	—		—	—	—	—	—
	4/20/17	—	—	—	—	23,750	(7)	—	—	—	—	—
(1)	Mr. Looby resigned from all positions from the Company effective March 9, 2018.
(2)	Comprised of an option to purchase 107,500 at $2.85 per share exercise price, and 75,000 restricted stock units. The options vest as to 25% on the first anniversary of the date of grant, and thereafter in 36 equal monthly installments, subject to continued employment. The RSUs vest over a four year period, with 25% becoming exercisable on each anniversary of the date of grant, subject to continued employment. Under Mr. Looby’s separation agreement effective on March 9, 2018, all options and RSUs that would have vested in the 12-month period following such date vested on such date.
(3)	Comprised of an option to purchase 50,000 at $2.85 per share exercise price, and 87,000 restricted stock units. The options vest as to 25% on the first anniversary of the date of grant, and thereafter in 36 equal monthly installments, subject to continued employment. The RSUs vest over a four year period, with 25% becoming exercisable on each anniversary of the date of grant, subject to continued employment.
(4)	Mr. Angold resigned from all positions from the Company effective January 22, 2018.
(5)	Comprised of an option to purchase 15,000 at $2.85 per share exercise price, and 22,000 restricted stock units. The options vest as to 25% on the first anniversary of the date of grant, and thereafter in 36 equal monthly installments, subject to continued employment. The RSUs vest over a four year period, with 25% becoming exercisable on each anniversary of the date of grant, subject to continued employment. Under Mr. Angold’s separation agreement effective on January 22, 2018, all options and RSUs that would have vested in the 12-month period following such date vested on such date.
(6)	Comprised of an option to purchase 12,500 at $2.85 per share exercise price, and 23,750 restricted stock units. The options vest as to 25% on the first anniversary of the date of grant, and thereafter in 36 equal monthly installments, subject to continued employment. The RSUs vest over a four year period, with 25% becoming exercisable on each anniversary of the date of grant, subject to continued employment.
(7)	Comprised of an option to purchase 12,500 at $2.85 per share exercise price, and 23,750 restricted stock units. The options vest as to 25% on the first anniversary of the date of grant, and thereafter in 36 equal monthly installments, subject to continued employment. The RSUs vest over a four year period, with 25% becoming exercisable on each anniversary of the date of grant, subject to continued employment.

Outstanding Equity Awards at December 31, 2017

The following table sets forth certain information concerning unexercised stock options and unvested restricted stock units held by our named executive officers as of December 31, 2017:

	Option Awards										Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exerciseable		Number of Securities Underlying Unexercised Options (#) Unexerciseable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Other Rights That Have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Looby†	54,761	(2)	2,381		—		15.33	2/28/2024
Thomas Looby	20,238	(3)	8,333		—		9.73	2/5/2018
Thomas Looby	53,571	(4)	32,143		—		9.59	6/11/2025
Thomas Looby	68,750	(5)	151,250		—		4.00	9/23/2026
Thomas Looby	—		107,500	(6)	—		2.85	4/20/2027
Thomas Looby									75,000	(16)	159,750	—	—
Maximilian Scheder-Bieschin	34,829	(7)	—		—		2.73	3/30/2021
Maximilian Scheder-Bieschin	30,476	(8)	—		—		2.73	8/11/2021
Maximilian Scheder-Bieschin	38,095	(9)	—		—		3.78	4/24/2022
Maximilian Scheder-Bieschin	2,930	(10)	—		—		3.78	8/11/2023
Maximilian Scheder-Bieschin	41,964	(11)	893		—		7.00	1/15/2024
Maximilian Scheder-Bieschin	27,946	(4)	16,768		—		9.59	6/11/2025
Maximilian Scheder-Bieschin	—		50,000		—		2.85	4/20/2027
Maximilian Scheder-Bieschin									37,000		78,810	—	—
Russdon Angold‡	38,095	(9)	—		—		3.78	4/24/2027
Russdon Angold	2,930	(10)	—		—		3.78	8/11/2023
Russdon Angold	41,964	(11)	893		—		7.00	1/15/2024
Russdon Angold	—		—		42,875	(12)	9.59	6/11/2025
Russdon Angold	—		15,000		—		2.85	3/31/2026
Russdon Angold									7,000	(17)	14,910	—	—
Gregory Davault	39,285	(13)	17,857		—		9.59	6/11/2025
Gregory Davault	4,285	(14)	—		—		5.27	3/31/2026
Gregory Davault	—		12,500		—		2.85	4/20/2027
Gregory Davault									11,250		23,962.50	—	—
Russell DeLonzo	38,690	(15)	32,738		—		8.96	11/24/2025
Russell DeLonzo	—		12,500		—		2.85	4/20/2027
Russell DeLonzo									11,250		23,962.50	—	—
†	Mr. Looby resigned from all positions from the Company effective March 9, 2018.
‡	Mr. Angold resigned from all positions from the Company effective January 22, 2018.
(1)	Market value based on the trading price of the Company’s shares as of December 29, 2017, the last day of trading during 2017, $2.13 per share,
(2)	Option became exercisable as to 25% of the total number of shares on February 28, 2015, and thereafter vests in equal monthly installments for 36 months.
(3)	Options became exercisable as to 25% of the total number of shares on February 5, 2016 and thereafter vests in equal monthly installments for 36 months.
(4)	Option became exercisable as to 25% of the total number of shares on June 11, 2016, and thereafter vests in equal monthly installments for 36 months.
(5)	Options become exercisable as to 25% of the total number of shares on September 23, 2017 and thereafter vests in equal monthly installments for 36 months.
(6)	Options became exercisable as to 25% of the total number of shares on April 20, 2018, and thereafter vested in equal monthly installments for 36 months.

(7)	Options became exercisable as to 25% of the total number of shares on April 20, 2018, and thereafter vested in equal monthly installments for 36 months.
(8)	Options became exercisable as to 25% of the total number of shares on July 20, 2012, and thereafter vested in equal monthly installments for 36 months.
(9)	Options became exercisable as to 25% of the total number of shares on April 24, 2013 and thereafter vests in equal monthly installments for 36 months.
(10)	Options became exercisable as to 12.5% of the total number of shares on January 15, 2014, and thereafter vests in equal monthly installments for 42 months.
(11)	Option became exercisable as to 25% of the total number of shares on January 15, 2015 and thereafter vests in equal monthly installments for 36 months.
(12)	Represents a performance based option grant made on June 11, 2015. Options vest upon attaining certain predetermined sales amounts over twelve month periods ending on March 31, 2017, December 31, 2017 and December 31, 2018. As the predetermined sales amount over the twelve month period ended March 31, 2017 were not attained, the performance award representing 28,571 shares did not vest and expired on that day.
(13)	Options became exercisable as to 25% of the total number of shares on March 23, 2016 and thereafter vests in equal monthly installments for 36 months.
(14)	Options became exercisable as to 50% of the total number of shares on March 31, 2016 and the remained became exercisable on March 31, 2017.
(15)	Options became exercisable as to 25% of the total number of shares on October 23, 2016, and thereafter vests in equal monthly installments for 36 months.
(16)	Under Mr. Looby’s separation agreement effective on March 9, 2018, all RSUs that would have vested in the 12-month period following such date vested on such date. Accordingly, 18,750 RSUs vested on March 9, 2018.
(17)	Under Mr. Angold’s separation agreement effective on January 22, 2018, all RSUs that would have vested in the 12-month period following such date vested on such date. Accordingly, 1,750 RSUs vested on January 22, 2018.

Option Exercises and Stock Vested

During fiscal 2017, none of our named executive officers exercised options, or received any shares upon the vesting or settlement of stock awards or restricted stock units.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of annual total compensation of Thomas Looby, our Chief Executive Officer during 2017, to that of our median employee. Our median employee earned $128,000 in total compensation for 2017. Based upon the total 2017 compensation reported for Mr. Looby of $866,891, as reported under “Total” in the Summary Compensation Table, our ratio of CEO to median employee pay was 6.77 to 1.

Calculation Methodology

To identify our median employee, we identified our total employee population worldwide as of December 28, 2017, and in accordance with SEC rules, excluded Mr. Looby. On April 13, 2018 (“Measurement Date”), 89.2% of our employee population was located in the U.S., with 9.7% in Europe and 1.1% in Asia.

We collected full-year 2017 actual gross earnings data for the Measurement Date employee population, including cash-based compensation and equity-based compensation that was realized in 2017, relying on our internal payroll records. Compensation was annualized on a straight-line basis for non-temporary new hire employees who did not work with us for the full calendar year.

Once we determined the median employee, we calculated total compensation for the median employee in the same manner in which we determine the compensation shown for our named executive officers in the Summary Compensation Table, in accordance with SEC rules.

Change in Control and Post-Termination Severance Benefits

As of December 31, 2017, each of Messrs. Looby’s, Angold’s and Scheder-Bieschin’s employment agreement had provisions for payments upon change of control or termination. Messrs. Davault’s and DeLonzor’s employment agreement does not include any such provisions.

In the event that any of these individuals were to be terminated by us without cause (as defined in his employment agreement) or he resigns for good reason (as defined in his employment agreement) during the term of his employment, he would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with our normal payroll practices) for a period of 12 months commencing on his termination (the “Severance Period”), plus any accrued but unused vacation, and (y) if and to the extent any previously established milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of milestones, our Board of Directors has, in its sole discretion, otherwise determined an amount of such executive officer’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before the executive officer’s employment is terminated. In the case of Mr. Looby, such severance payments were conditioned on his release of the company and its affiliates from claims related to his employment. In addition, any stock options, restricted stock or similar incentive equity instruments held by any such executive officer that would have become vested or exercisable during the Severance Period had such executive officer continued to be employed by the Company shall become vested and exercisable upon such executive officer’s employment termination, and all equity awards that are or become exercisable upon the termination date shall remain exercisable until the expiration of the Severance Period or, if earlier, until the latest date upon which such equity awards could have been exercised under the original award. For the duration of the Severance Period, such executive officer will also be eligible to participate in our group health plan on the same terms applicable to similarly situated active employees during the Severance Period, provided he was participating in such plan immediately prior to the date of employment termination, and each other benefit program to the extent permitted under the terms of such program. If any such executive officer’s employment is terminated during the term by us for cause, by such executive officer for any reason other than Good Reason or due to his death, then he would not be entitled to receive the termination benefits described above, and would only be entitled to the compensation and benefits which shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to the executive officer as a result of a “disability” (as defined in his employment agreement)). In the event of a change of control (as defined in the employment agreements), all outstanding options and other equity awards held by such executives that are then unvested would become fully vested and exercisable as of the effective date of such change of control.

Based on their respective 2017 compensation levels, each of Messrs. Looby, Angold and Scheder-Bieschin were entitled to the following change-in-control or termination payments as of December 31, 2017:

	In Connection with a Change of Control			Not In Connection with a Change of Control
	Termination Without Cause ($)	Resignation for Good Reason ($)	No Termination or Resignation ($)	Termination Without Cause ($)	Resignation for Good Reason ($)
Thomas Looby
Severance Payment	360,500	360,500	—	360,500	360,500
Pro Rated Annual Bonus†	180,250	180,250	—	180,250	180,250
Equity Awards Acceleration	525,309	525,309	525,309	400,930	400,930
COBRA and Other Benefits	1,200	1,200	—	1,200	1,200
Total Payments	1,067,259	1,067,259	525,309	942,880	942,880
	In Connection with a Change of Control			Not In Connection with a Change of Control
	Termination Without Cause ($)	Resignation for Good Reason ($)	No Termination or Resignation ($)	Termination Without Cause ($)	Resignation for Good Reason ($)
Maximilian Scheder-Bieschin
Severance Payment	263,000	263,000	—	263,000	263,000
Pro Rated Annual Bonus	105,200	105,200	—	105,200	105,200
Equity Awards Acceleration	268,551	268,551	268,551	121,274	121,274
COBRA and Other Benefits	1,200	1,200	—	1,200	1,200
Total Payments	637,951	637,951	268,551	490,674	490,674

	In Connection with a Change of Control			Not In Connection with a Change of Control
	Termination Without Cause ($)	Resignation for Good Reason ($)	No Termination or Resignation ($)	Termination Without Cause ($)	Resignation for Good Reason ($)
Russdon Angold
Severance Payment	232,000	232,000	—	232,000	232,000
Pro Rated Annual Bonus	69,600	69,600	—	69,600	69,600
Equity Awards Acceleration	116,682	116,682	116,682	13,538	13,538
COBRA and Other Benefits	1,200	1,200	—	1,200	1,200
Total Payments	419,482	419,482	116,682	316,338	316,338
†	Assumes 100% achievement of corporate performance goals.

Effective January 22, 2018, Russdon Angold resigned as the President of the EksoWorks business unit of the Company and entered into a separation agreement and release with the Company. Under his separation agreement, Mr. Angold will receive $232,000 as severance in accordance with our normal payroll practices over the 12-month period following his separation. Mr. Angold’s previously granted stock options that would have become vested and exercisable during such 12-month period also became vested and exercisable immediately upon his termination, and will remain exercisable until January 21, 2024 or, if earlier, until the latest date that such stock options could have been exercised under the terms of the original award. Mr. Angold has agreed to non-solicitation, non-disparagement and confidentiality covenants under his separation agreement.

On March 9, 2018, Thomas Looby resigned as the President, Chief Executive Officer and a member of the Board, and entered into a separation agreement and release with the Company. Under his separation agreement, Mr. Looby will be paid $360,500 as severance in accordance with our regular payroll practices over the 12-month period following his separation, plus an additional lump sum amount of $5,000 following the effective date of his separation agreement. Mr. Looby’s previously granted stock options that would have become vested or exercisable during such 12-month period became vested and became exercisable on March 9, 2018, and will remain exercisable until March 9, 2026 or, if earlier, until the latest date that such stock options could have been exercised under the terms of the original award. We also agreed to pay Mr. Looby a lump sum amount of $117,463 as a bonus for services rendered by him in 2017, subject to our normal payroll practices and required withholdings. We further agreed to reimburse Mr. Looby for his reasonable, out-of-pocket moving expenses paid by him up to $12,000. Mr. Looby has agreed to non-solicitation, non-disparagement and confidentiality covenants under his separation agreement.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers but previously contained an exception for certain performance- based compensation. The Tax Cuts and Jobs Act, signed into law in December 2017, eliminates the performance-based compensation exception to the Section 162(m) deduction limit and such exception will no longer apply to awards granted under our stock plan and annual incentive plan for the 2018 tax year and later, unless it qualifies for transitional relief available to certain arrangements in place as of November 2, 2017. Our Compensation Committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and stock plans; however, our Compensation Committee may approve compensation that is not fully deductible.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers, Gregory Davault, Russell DeLonzor, and Maximilian Scheder-Bieschin, have adopted written plans, known as Rule 10b5-1 plans, in which they provide instructions to a broker to sell shares of our common stock upon grant of stock options to them or the vesting of restricted stock units previously granted to them in order to satisfy the withholding tax obligations arising from such event. Under such Rule 10b5-1 plans, a broker executes trades on a best execution basis, without further direction from such directors and executive officers. The director or executive officer may amend or terminate the plan only under specified circumstances.

DIRECTOR COMPENSATION

The Compensation Committee believes that our director compensation program should promote total value creation for the Company and our stockholders and create alignment between the long-term interests of our directors and the long-term interests of our stockholders. At the same time, we believe that our director compensation program should provide a reasonable reward to our directors for the services they perform and should be reflective of the amount of effort and time required of each individual director, based on his or her role and responsibilities and participating in committees.

Non-employee directors’ compensation is generally determined and awarded by our Board of Directors based on the recommendations of our Compensation Committee. Our Compensation Committee is responsible for, among other things, reviewing, evaluating and designing our director compensation program. Directors who are also employees of the Company do not receive any compensation for serving as a director of the Company.

During the first half of 2017, we paid our non-employee directors on an annual basis a retainer of $10,000. In addition, members of each standing committee of our Board of Directors received an additional annual fee of $5,000, except that the chairperson of our Compensation Committee received on an annual fee of $10,000 and the chairperson of the Audit Committee received an annual fee of $30,000. In addition, we paid the Chairman of our Board of Directors an additional cash retainer of $5,000 per month.

In addition, our policy during the first half of 2017 was to grant to each new director an option to purchase 28,571 shares of our common stock that became exercisable over a period of four years. In connection with the restructuring of non-employee director compensation, effective following the 2017 annual meeting of stockholders, each new director received an option to purchase 37,500 shares of common stock. These options become exercisable in four equal annual installments, beginning on the one-year anniversary of the date of grant.

In the first half of 2017, Radford undertook an analysis of our non-employee director compensation program based on a review of our peer group and our compensation philosophy and fiscal responsibility. In March 2017, the Compensation Committee reviewed the recommendations made by Radford, and, based on such recommendations, our Compensation Committee recommended a revised director compensation package for our non-employee directors to our Board of Directors, which was subsequently approved by our Board of Directors.

Based on Radford’s recommendations, effective following the 2017 annual meeting of stockholders held in June 2017, non-employee directors receive an annual retainer of $35,000, with the chairman of our Board of Directors receiving an additional annual retainer of $25,000. Members of the Audit Committee receive an additional fee of $7,500 per year, members of the Compensation Committee receive an additional fee of $5,000 per year and members of the Nominating and Governance Committee receive an additional fee of $3,750 per year, except that the chairperson of the Audit Committee receives an additional fee of $15,000 per year, the chairperson of the Compensation Committee receives an additional fee of $10,000 per year and the chairperson of the Nominating and Governance Committee receives an additional fee of $5,000 per year. In addition, non-employee directors are entitled to an annual grant of 25,000 options at the next regular meeting of our Board of Directors following each annual meeting of our stockholders, which become exercisable in 12 equal monthly installments over a one-year period.

The following table sets forth compensation actually paid to our non-employee directors during 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Steven Sherman(2)	98,229	39,848	138,077
Daniel Boren(3)	32,361	39,848	72,209
Marilyn Hamilton(4)	35,278	39,848	75,125
Howard Palefsky(5)	25,921	104,783	130,704
Jack Peurach(6)	45,208	39,848	85,056
Stanley Stern(7)	36,597	39,848	76,445
Amy Wendell(8)	40,000	39,848	79,848
Ted Wang, Ph.D.(9)	10,859	31,176	31,176
(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 14 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	As of December 31, 2017, Mr. Sherman held options to purchase 42,857 shares of common stock at an exercise price of $7.00, vesting in 48 monthly instalments commencing on January 15, 2014; and 9,285 share of common stock at $5.70, vesting in 48 monthly instalments commencing on May 24, 2016, and 25,000 shares of common stock at $2.27, vesting in 12 monthly instalments commencing on July 5, 2017. As of December 31, 2017, 61,666 shares subject to such options had vested.
(3)	As of December 31, 2017, Mr. Boren held options to purchase 21,768 shares of common stock at an exercise price of $3.78, vesting in 48 monthly instalments commencing on April 25, 2013, 6,546 shares of common stock at $7.00, vesting in 48 monthly instalments commencing on January 15, 2014; 9,285 shares of common stock at $5.70, vesting in 12 monthly instalments commencing on May 24, 2016; and 4,166 shares of common stock at $2.27, vesting in 12 monthly instalments commencing on July 5, 2017. As of December 31, 2017, 41,765 shares subject to such options had vested. Mr. Boren resigned from our Board of Directors effective as of September 19, 2017. On October 18, 2017, our Compensation Committee approved the extension of the post-termination period of Mr. Boren’s vested options until the expiry of the term of each such option.
(4)	As of December 31, 2017, Ms. Hamilton held options to purchase 21,768 shares of common stock at an exercise price of $3.22, vesting in 48 monthly instalments commencing on January 8, 2012; 6,994 shares of common stock at an exercise price of $7.00, vesting in 48 monthly instalments commencing on January 15, 2014; 9,285 shares of common stock at an exercise price of $5.70, vesting in 12 monthly instalments commencing on May 24, 2016; and 25,000 share of common stock at $2.27, vesting in 12 monthly instalments commencing on July 5, 2017. As of December 31, 2017, 48,464 shares subject to such options had vested.
(5)	On March 21, 2017, the Board voted to expand the number of directors of the Company from seven to eight directors and elected Howard Palefsky to serve as a director of the Company. In connection with his election to the Board, Mr. Palefsky was awarded an option to purchase 27,571 shares of common stock at an exercise price of $3.34, equal to the fair market value on the date of grant, that vests in 48 equal monthly installments over a four-year period. On July 5, 2017, 25,000 shares of common stock was awarded at an exercise price of $2.27, vesting in 12 equal monthly installments. As of December 31, 2017, 52,571 shares subject to such options had vested. Mr. Palefsky resigned from the Board on March 9, 2018.
(6)	As of December 31, 2017, Mr. Peurach held options to purchase 21,768 shares of common stock at an exercise price of $3.22, vesting in 48 monthly instalments commencing on January 18, 2012; 6,994 options to purchase shares of common stock at an exercise price of $7.00, vesting in 48 monthly instalments commencing on January 15, 2014; 9,285 share of common stock at $5.70, vesting in 12 monthly instalments commencing on May 24, 2016; and 25,000 share of common stock at $2.27, vesting in 12 monthly instalments commencing on July 5, 2017. As of December 31, 2017, 48,464 shares subject to such options had vested. Mr. Peurach was elected as our President and Chief Executive Officer effective as of March 9, 2018.
(7)	As of December 31, 2017, Mr. Stern held options to purchase 21,428 shares of common stock at an exercise price of $10.50, vesting in 48 monthly instalments commencing on December 5, 2014; 9,285 shares of common stock at an exercise price of $5.70, vesting in 12 monthly instalments commencing on May 24, 2016; and 25,000 share of common stock at $2.27, vesting in 12 monthly instalments commencing on July 5, 2017 As of December 31, 2017, 41,130 shares subject to such options had vested.
(8)	As of December 31, 2017, Ms. Wendell held options to purchase 28,571 shares of common stock at an exercise price of $13.09, vesting in 48 monthly instalments commencing on April 7, 2015; 9,285 shares of common stock at an exercise price of $5.70, vesting in 12 monthly instalments commencing on May 24, 2016; and 25,000 shares of common stock at $2.27, vesting in 12 monthly instalments commencing on July 5, 2017. As of December 31, 2017, 38,749 shares subject to such options had vested. Ms. Wendell resigned from our Board of Directors effective as of March 9, 2018.
(9)	On September 19, 2017, following the resignation of Mr. Boren, the Board of Directors elected Theodore T. Wang, Ph.D. to the Board of Directors to fill the vacancy created by Mr. Boren’s resignation. In connection with his election to the Board of Directors, Dr. Wang was awarded an option to purchase 37,500 shares of common stock at an exercise price of $1.15, equal to the fair market value on the date of grant, that vests in 4 equal yearly installments over a four-year period.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee is composed of three Directors: Messrs. Sherman (Chairman), Li and Stern, each of whom meets the independence and other requirements of the Nasdaq Stock Market. Messrs. Sherman and Stern qualify as “audit committee financial experts” within the meaning of Item 407(d)(5) of SEC regulation S-K. The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board and is reviewed annually. A copy of the Audit Committee’s charter can be found on our website.

Management is primarily responsible for the Company’s financial statements, including the Company’s internal control over financial reporting. OUM & Co., LLP (“OUM”), the Company’s independent auditor, is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements. OUM also reviews the Company’s interim financial statements in accordance with applicable auditing standards. The Audit Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors of the Company. In addition, the Audit Committee is responsible for appointing the independent registered public accounting firm and reviewing the services performed by the Company’s independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and OUM the audited consolidated financial statements for the year ended December 31, 2017, including Management’s Discussion and Analysis.

The Audit Committee has discussed with OUM the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended. In addition, the Audit Committee has received the written disclosures and the letter from OUM required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with OUM their independence relative to the Company, including whether the provision of their services is compatible with maintaining OUM’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Steven Sherman, Chairman
Stanley Stern
Charles Li, Ph. D.

Audit Fees and Services

The following table sets forth the aggregate fees billed by OUM for the following services during 2017 and 2016:

	Year Ended December 31,
Description of Service	2017	2016
Audit Fees(1)	$213,711	$357,211
Audit-Related Fees(2)	1,900
Tax Fees(3)	21,500	22,600
All Other Fees	—
Total Fees	$253,211	$381,711
(1)	Audit Fees consist of fees for audit of the Company’s annual financial statements for the respective year, reviews of the Company’s quarterly financial statements, services provided in connection with statutory and regulatory filings and audit of the Company’s internal controls over financial reporting.
(2)	Audit-Related Fees consist of fees for accounting consultations.
(3)	Tax Fees consist of fees for tax compliance and tax advice and planning services.

Audit Fees

Audit fees are fees related to professional services rendered in connection with the audit of our annual financial statements included in our annual report on Form 10-K, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, the reviews of financial statements included in any registration statements we file with the SEC and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

Audit-related fees are fees for assurance and related services that are reasonably related to performance of the audit and review of financial statements, and which are not reported under “Audit Fees.”

Tax Fees

Tax fees are fees for professional services for tax compliance, tax advice and tax planning services.

All the foregoing accountant services and fees were pre-approved by our Audit Committee in accordance with the policies and procedures described under “Policy for Approval of Services” below.

Policy for Approval of Services

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The fees paid to the independent auditors that are shown in the chart above for 2017 were approved by the Audit Committee in accordance with the procedures described below.

The Audit Committee reviews and approves all audit and non-audit services proposed to be provided by OUM or other firms, other than de minimis non-audit services which may instead by preapproved in accordance with applicable SEC rules.

There were no audit or non-audit services provided to the Company for the fiscal year ended December 31, 2017 that were not approved by the Audit Committee.

MATTERS TO BE VOTED ON
PROPOSAL ONE — ELECTION OF DIRECTORS

The By-laws of the Company provide that the number of directors of the Company shall be not less than one, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at six.

Each nominee below has consented to serve if elected and, if so elected, will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. In the event that any nominee becomes unable to serve prior to the Meeting, the Board may designate a replacement nominee, and if you would otherwise be entitled to vote on such nominee, then your proxy will be voted for such replacement. It is not presently contemplated that any of the nominees will be unable to or unwilling to serve as directors.

Vote Required

A plurality of votes cast will be required to elect each director nominee. If you vote “Withhold” with respect to one or more nominees your shares will not be voted with respect to the person or persons indicated. Directions to “Withhold” and Broker Non-Votes will have no effect on the outcome of this proposal.

The Company’s Board of Directors recommends a vote FOR the election of the nominees below for election as director.

Nominees for election at the Meeting

1.	Steven Sherman
2.	Jack Peurach
3.	Ted Wang, Ph.D.
4.	Marilyn Hamilton
5.	Charles Li, Ph.D.
6.	Stanley Stern

PROPOSAL TWO — RATIFICATION OF AMENDMENT TO THE ARTICLES OF
INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK

Overview

On October 30, 2017, the Board approved an amendment to the Company’s Articles of Incorporation (the “Articles”) to increase the number of shares of our common stock, par value $0.001 per share, by 70,000,000 shares to 141,428,571 shares (the “Authorized Capital Amendment”), subject to the approval of such amendment by the stockholders.

On December 21, 2017, a special meeting of the stockholders was convened (the “December Special Meeting”). In the definitive proxy statement dated November 24, 2017 filed by us with the SEC in respect of the December Special Meeting (the “November Proxy Statement”), the Board solicited the vote of the stockholders in favor of the Authorized Capital Amendment. The November Proxy Statement stated that Broker Non-Votes submitted in respect of the Authorized Capital Amendment would be counted as votes against the amendment. However, under relevant stock exchange rules, brokers had the discretionary authority to cast Broker Discretionary Votes with respect to the Authorized Capital Amendment. As such, brokers casted approximately 17,628,410 Broker Discretionary Votes in favor of the Authorized Capital Amendment at the December Special Meeting. Accordingly, after taking into account such Broker Discretionary Votes, the Authorized Capital Amendment was approved by the stockholders at the December Special Meeting.

Because the disclosure in the November Proxy Statement was incorrect as to the effect of stockholders’ failure to submit voting instructions to their banks and brokers, stockholders will be asked to ratify the Authorized Capital Amendment at the Meeting. The text of the Authorized Capital Amendment is attached hereto as Appendix A.

No changes to the Articles are being ratified or proposed with respect to the number of authorized shares of preferred stock. Other than the increase in the number of authorized shares of common stock, the Authorized Capital Amendment did not modify the rights of existing stockholders in any material respect. The additional shares of common stock authorized pursuant to the Authorized Capital Amendment have rights identical to the common stock of the Company outstanding as of immediately prior to the December Special Meeting. Our stockholders do not currently have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

The Board of Directors unanimously determined that the Authorized Capital Amendment was advisable and in the best interests of the Company and our stockholders. The Board of Directors has similarly determined that the ratification of the Authorized Capital Amendment at the Meeting is advisable and in the best interests of the Company and our stockholders. Accordingly, the Board of Directors recommends that our stockholders ratify the Authorized Capital Amendment by approving the Authorized Share Increase Proposal.

Reasons for the Increase

Prior to the Authorized Capital Amendment, the Articles authorized us to issue an aggregate of 71,428,571 shares of common stock. As of November 1, 2017, 59,903,876 shares were issued and outstanding, 3,425,732 shares were reserved for issuance upon exercise of existing stock purchase warrants, 4,220,368 shares were reserved for future issuance under outstanding equity incentive awards and 500,000 were reserved for purchases under our Employee Stock Purchase Plan, leaving only 3,378,595 shares of unissued and unreserved common stock available for future use.

As of April 11, 2018, 60,354,941 shares were issued and outstanding, 3,395,552 shares were reserved for issuance upon exercise of existing stock purchase warrants, 3,595,345 shares were reserved for future issuance under outstanding equity incentive awards and 500,000 shares were reserved for purchases under our Employee Stock Purchase Plan, leaving only 761,949 shares of unissued and unreserved common stock available for future use, not counting the new shares authorized for issuance as a result of the Authorized Capital Amendment.

The Board of Directors believed at the time of the December Special Meeting and continues to believe that it is prudent to maintain a reserve of shares available for immediate issuance to meet business needs, such as a strategic acquisition opportunity or equity offering, promptly as they arise in a cost-effective and time-efficient manner. In addition, authorized but unissued shares of common stock will allow us to continue providing equity incentives to our employees, officers and directors.

All authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with stock-based employee benefit plans and issuances to raise capital or effect acquisitions), without further vote of the stockholders, except as required under applicable law or the Nasdaq Marketplace Rules. There are currently no arrangements, agreements or understandings for the issuance of the additional shares of authorized common stock except for issuances in the ordinary course of business. The Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by law or the Nasdaq Marketplace Rules.

If this Proposal Two is approved by the stockholders, it will ratify the increase in the authorized number of shares of common stock and the subsequent issuance of such shares, which could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized but unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

If this Proposal Two is not approved by the stockholders, the Authorized Capital Amendment will remain in effect, but the Company’s board of directors will reserve 70,000,000 shares of our authorized common stock, and not issue or sell shares of our common stock or securities exercisable for or convertible into shares of our common stock including in the foregoing reserve, unless our stockholders ratify the Authorized Capital Amendment or another amendment to our Articles at a future time.

Vote Required

This proposal requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the Meeting. Abstentions will be counted as votes against this proposal. As this proposal is a “routine” item, if you hold your shares through a bank or a broker and you do not provide instructions to your bank or broker, we believe that your bank or broker will cast a Broker Discretionary Vote in favor of this proposal.

The Board of Directors recommends that you vote FOR the proposal to ratify the amendment of the Articles of Incorporation to increase the number of authorized shares of common stock to 141,428,571.

PROPOSAL THREE — RATIFICATION OF AMENDMENT TO THE
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

Overview

Ratification of the Amendment to Increase the Number of Shares Authorized for Issuance

On October 30, 2017, the Board of Directors approved an amendment to our Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) to increase the maximum number of shares of common stock that may be issued under the 2014 Plan by 4,400,000 shares, from 4,714,285 to 9,114,285 shares (the “2014 Plan Amendment”) effective as of the time such amendment is approved by the stockholders. At the December Special Meeting, a proposal was submitted to be voted on by the stockholders to approve the 2014 Plan Amendment contingent on the approval by the stockholders of the Authorized Capital Amendment. The proposal was approved by the stockholders at the December Special Meeting, with approximately 25,205,072 shares voted for, 2,955,074 shares voted against, and 356,145 shares abstaining. However, since the proposal was contingent on the approval by the stockholders of the Authorized Capital Amendment, stockholders are being asked to vote to ratify the 2014 Plan Amendment at the Meeting.

The 2014 Plan was originally approved by the stockholders on June 10, 2015 and was subsequently amended by the stockholders on June 20, 2017.

As of November 1, 2017, there were approximately 356,820 shares available for future grants under the 2014 Plan. Approval of the proposed amendment to the 2014 Plan would increase that number by 4,400,000 shares. If the Plan Amendment is approved, the 4,756,820 total available shares are expected to allow for grants over approximately the next two years based on current share price and historical grant practices and assuming a stable grantee population.

As of April 11, 2018, there were approximately 761,949 shares available for future grants under the 2014 Plan, not counting the shares authorized for issuance under the 2014 Plan by the 2014 Plan Amendment. On April 11, 2018, the last reported sale price for our common stock was $1.59 per share.

Other Changes

The 2014 Plan is also being amended to make the following changes, which changes are not being submitted to the stockholders for approval:

•	Tax Law Changes. The recently-enacted Tax Cuts and Jobs Act of 2017 (“TCJA”) repealed the “performance-based compensation” exemption for awards granted after November 2, 2017. Accordingly, the 2014 Plan is being amended to remove certain provisions related to the grant of awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code as previously in effect for awards granted going forward.
•	Prohibitions on Repricing or Certain Exchanges. The 2014 Plan is being amended to clarify that the Company cannot exchange outstanding options or stock appreciation rights for full value awards, such as restricted stock or restricted stock units, at a time when the exercise price for such options or stock appreciation rights exceed the then current fair market value of our common stock.

Description of the 2014 Plan

The principal features of the 2014 Plan as proposed to be amended are summarized below, but this summary is qualified in its entirety by reference to the full text of the 2014 Plan as proposed to be amended, which is attached to this Proxy Statement as Appendix B.

Overview. The purposes of the 2014 Plan are (a) to attract and retain the best available personnel for positions of substantial responsibility, (b) to provide incentives to individuals who perform services for the Company, and (c) to promote the success of the Company’s business.

Administration. The 2014 Plan is administered by our Board of Directors, or different committees as may be established from time to time. Subject to the terms of the 2014 Plan, the 2014 Plan administrator may select participants to receive awards, determine fair market value of our shares, determine the types of awards and terms and conditions of awards and interpret provisions of the 2014 Plan, to institute an exchange program (without stockholder approval) pursuant to which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash (except that the administrator may not, without stockholder approval, reprice any options or stock appreciation rights (“SARs”), or pay cash or issue new options or SARs in exchange for the surrender and cancellation of outstanding options or SARs), modify awards granted under the 2014 Plan, and make all other determinations deemed necessary or advisable for administering the 2014 Plan.

Eligibility and Share Limitations. Awards may be made under the 2014 Plan to our key employees, directors and consultants as determined by the Board of Directors in its discretion to be in our best interests, provided that only employees shall be eligible to receive incentive stock options. Accordingly, each member of the Board and each executive officer has an interest in this proposal, however, the future awards that would be received under the 2014 Plan by our executive officers and other service providers are discretionary and are therefore not determinable at this time. As of November 1, 2017, there were approximately 91 employees, a de minimis number of consultants and seven non-employee directors of the Company and its subsidiaries who were eligible to receive grants under the 2014 Plan. The maximum number of common shares subject to options or stock appreciation rights that may be awarded under the 2014 Plan to any person is 285,714 per the Company’s fiscal year. The maximum number of common shares that may be awarded under the 2014 Plan to any person, other than pursuant to an option or stock appreciation rights, is 285,714 per the Company’s fiscal year. The maximum performance award opportunity that may be awarded to any person under the 2014 Plan relating to performance units and payable in cash is $5,000,000 million per the Company’s fiscal year.

Amendment or Termination of the 2014 Plan. Unless terminated earlier, the 2014 Plan shall terminate on the 10th anniversary of the date the 2014 Plan was approved by the Company’s Board of Directors, or April 15, 2025. The Board of Directors may terminate or amend the 2014 Plan at any time and for any reason, in its discretion. However, no amendment may adversely impair the rights of grantees with respect to outstanding awards. Amendments will be submitted for stockholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Types of Awards Available for Grant under the 2014 Plan

Options. The 2014 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive options under the Code and also options to purchase common shares that do not qualify as incentive stock options (“non-qualified options”). We have historically granted only non-qualified stock options, but may grant incentive stock options in the future. The exercise price of each option may not be less than 100% of the fair market value of the common shares on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common shares on the date of grant. Options granted under the 2014 Plan may generally not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

The term of each option is fixed by the 2014 Plan administrator and may not exceed 10 years from the date of grant (or 5 years in the case of incentive stock options granted to 10% stockholders). The 2014 Plan administrator determines at what time or times each option may be exercised. Except as set forth otherwise in an award agreement, options are generally forfeited upon a termination of a participant’s employment or service for cause, and a participant will generally have up to (i) 3 months to exercise any vested option for a termination for any reason other than cause, death or disability, and (ii) 6 months to exercise any option for a termination due to death or disability.

Options may be made exercisable in installments. The 2014 Plan administrator will determine the form of consideration necessary to satisfy any exercise price or related tax withholding. The 2014 Plan administrator may impose blackout periods on the exercise of any option to the extent required by applicable laws.

Restricted Stock. The 2014 Plan permits the granting of restricted stock. Restricted stock awards consist of shares of common stock granted subject to forfeiture if specified holding periods and/or performance targets are not met. The 2014 Plan administrator determines the holding periods and/or performance targets. Prior to the end of the restricted period, restricted stock may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants, and may be forfeited in the event of termination of employment or service. During the restricted period, the restricted stock entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon, except that such dividends will only be delivered to the participant upon expiration of the restricted period applicable to the restricted shares upon which such dividends were paid.

Performance Awards. Performance units and performance shares may also be granted under the 2014 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the 2014 Plan administrator are achieved. The 2014 Plan administrator will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units and performance shares.. While the performance units and performance shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the securities, subject to specified limitations.

Other Awards. The 2014 Plan administrator may also award under the 2014 Plan:

•	stock appreciation rights, which are rights to receive a number of shares of common stock or, in the discretion of the 2014 Plan administrator, an amount in cash or a combination of common stock and cash, based on the increase in the fair market value of the shares of common stock underlying the right over the market value of such common stock on the date of grant (or over an amount greater than the grant date fair market value, if the 2014 Plan administrator so determines) during a stated period specified by the 2014 Plan administrator not to exceed 10 years from the date of grant; and
•	restricted stock units, which are substantially similar to restricted shares but result in the issuance of shares of common stock upon meeting specified holding periods and/or performance targets, rather than the issuance of the common stock on the grant date.

Compliance with Section 162(m) of the Code. For awards granted prior to November 2, 2017, Section 162(m) of the Code limited publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to its chief executive officer and the three highest compensated executive officers (other than the chief executive officer and chief financial officer) determined at the end of each year (the “covered employees”). However, performance-based compensation could be excluded from this limitation under Section 162(m) as it was in effect during the 2017 fiscal year (“Old Section 162(m)”). Under Old Section 162(m), we could preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Old Section 162(m) were met. As a result of the TCJA, for taxable years beginning January 1, 2018, and except for certain grandfathered arrangements, under Section 162(m) of the Code as currently in effect any compensation over $1,000,000 paid to covered employees is no longer deductible by the Company.

Performance Criteria. The 2014 Plan administrator may use one or more of the following non-exhaustive list of business criteria to measure Company, affiliate, and/or business unit performance for a performance period in establishing performance goals for performance awards:

•	earnings per share,
•	operating cash flow,
•	operating income,
•	profit after-tax,
•	profit before-tax,
•	return on assets,
•	return on equity,
•	return on sales,
•	revenue,
•	total stockholder return,
•	EBITDA,
•	revenue or market share,
•	budget achievement,
•	achieving a level of productivity,

•	completing acquisitions or dispositions of other businesses or assets, or integrating acquired businesses or assets,
•	scientific or regulatory achievements,
•	implementation, completion or attainment of measurable objectives with respect to research, development, patents, inventions, products, projects or facilities and other key performance indicators,
•	expense reduction or cost savings, or
•	productivity improvements.

Dividends or Dividend Equivalents for Performance Awards. Notwithstanding anything to the foregoing herein, the right to receive dividends, dividend equivalents or distributions with respect to a performance award will only be granted to a participant if and to the extent that the underlying award is earned.

Effect of Change in Control. The 2014 Plan administrator will determine the treatment of any outstanding award upon the occurrence of a change in control, including that each award will be assumed or an equivalent option or right substituted by any successor corporation. The 2014 Plan administrator will not be required to treat all awards similarly in any transaction. In the event that any successor corporation does not assume or substitute for the any outstanding award, such awards will become fully vested (except that performance awards will become vested to the extent of actual achievement of the performance goals or pro-rata to the extent of deemed achievement) and exercisable for such period of time that the 2014 Plan administrator determines in its discretion. Additionally, the administrator may, but is not required, to fully vest any outstanding award upon the occurrence of a change in control.

Forfeiture Provisions. The 2014 Plan administrator may provide by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be paid or forfeited in the event a participant ceases to be employed by us, or to provide services to us, prior to the end of a performance period, period of restriction or the exercise, vesting or settlement of such award. Except as set forth for options, generally awards will be forfeited if not earned or vested upon termination, unless otherwise provided for in an award agreement.

Adjustments for Stock Dividends and Similar Events. The 2014 Plan administrator will make appropriate adjustments in outstanding awards and the number of shares of common stock available for issuance under the 2014 Plan, including the individual limitations on awards, to reflect dividends, splits, extraordinary cash dividends and other similar events.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2014 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the employer. A participant will not recognize taxable income upon exercise of an incentive option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common shares received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the participant holds the common shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The employer will not be entitled to any compensation expense deduction with respect to the exercise of an incentive option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grant must be made by the employee’s employer or a parent or subsidiary of the employer. The employee must remain employed from the date the option is granted through a date within three months before the date of exercise of the option. If a participant sells or otherwise disposes of the common shares acquired without satisfying the holding period requirement (known as a “disqualifying disposition”), the participant will recognize ordinary income upon the disposition of the common shares in an amount generally equal to the excess of the fair market value of the common shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The employer will generally be allowed a compensation expense deduction to the extent that the participant recognizes ordinary income.

Non-Qualified Options. The grant of a non-qualified option will not be a taxable event for the participant or for the employer. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares on the date of exercise. Upon a subsequent sale or exchange of common shares acquired pursuant to the exercise of a non-qualified option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the common shares (generally, the amount paid for the common shares plus the amount treated as ordinary income at the time the option was exercised). We will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock. A participant who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares are subject to restrictions (that is, the restricted shares are nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Code to recognize compensation income (which is ordinary income) in the year of the award in an amount equal to the fair market value of the common shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common shares on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse and dividends or distributions that are paid while the common shares are subject to restrictions will be subject to withholding taxes. We will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving or vesting in an award of restricted stock units under the 2014 Plan; however, restricted stock units are subject to the Federal Insurance Contribution Act tax upon vesting (based on the fair market value of the common shares on the vesting date). A participant who is awarded restricted stock units will recognize ordinary income upon receiving common shares or cash under the award in an amount equal to the fair market value of the common shares at the time of delivery or the amount of cash. We will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Performance Shares, Performance Units and Other Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share or performance unit. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and/or the fair market value of any substantially vested common shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2014 Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares on the date of exercise. We will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Dividend or Dividend Equivalents. A participant will recognize taxable income, subject to withholding of employment tax, upon receipt of a dividend equivalent in cash or in shares of stock. Similarly, a participant who receives restricted stock, and does not make an election under Section 83(b) of the Code with respect to the stock, will recognize taxable ordinary income, subject to withholding of employment tax, upon receipt of dividends on the stock. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.

Unrestricted Stock. Participants who are awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the common shares on the date of the award, reduced by the amount, if any, paid for such common shares. We will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Withholding. To the extent required by law, we will withhold from any amount paid in settlement of an award, the amount of withholding and other taxes due or take other action as we deem advisable to enable ourselves to satisfy withholding and tax obligations related to any awards.

New Plan Benefits

Awards under the 2014 Plan will be made at the discretion of the Compensation Committee. Accordingly, we cannot currently determine the amount of awards that will be made under the 2014 Plan. We anticipate that the Compensation Committee will utilize the 2014 Plan to continue to grant long-term equity incentive compensation to key employees similar to the awards described in this Proxy Statement. We also anticipate that the Compensation Committee will utilize the 2014 Plan to continue to grant long-term equity incentive compensation to employees and awards to directors similar to the awards described in this Proxy Statement.

Information Regarding Outstanding Stock Awards

Information regarding outstanding stock awards made to our non-employee directors and executive officers as of December 31, 2017, is included in this Proxy Statement under the headings “Director Compensation” and “Executive Compensation.”

The following table sets forth information regarding outstanding options and rights and shares reserved for future issuance under our existing equity compensation plans as of December 31, 2017.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,773,201	$6.24	4,838,460
Equity compensation plans not approved by security holders	None	None	None
Total	3,773,201	$6.24	4,838,460
(1)	Represents outstanding stock options granted to current or former employees and directors of the Company pursuant to the 2014 Plan, after taking into account the 2014 Plan Amendment.

If this Proposal Three is not approved by our stockholders at the Meeting, our Compensation Committee will not grant long-term incentive awards to our named executive officers until such time as our stockholders approve a similar proposal to ratify the 2014 Plan Increase. Accordingly, in such a case we will not be able to grant long-term incentive awards to our named executive officers whose performance would merit such an award to place their long-term incentive compensation in the range of the 50th to the 75th percentile of our peer group. As the other changes described above do not require stockholder approval under applicable stock exchange or SEC rules, such changes will be implemented regardless of whether Proposal Three is approved by our stockholders at the Meeting.

Vote Required

Proposal Three requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and Broker Non-Votes will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR the ratification of the amendment to the 2014 Plan to increase the number of shares available for grant from 4,714,285 shares to 9,114,285 shares and the approval of the other changes detailed above.

PROPOSAL FOUR — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the firm of OUM & Co., LLP as our independent auditors for the fiscal year ending December 31, 2018. Although stockholder approval of the Audit Committee’s selection of OUM & Co., LLP is not required by law, the Audit Committee believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Meeting, the Audit Committee will reconsider this appointment.

Representatives of OUM & Co., LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Vote Required

The proposal to ratify OUM & Co., LLP as our independent auditors for the year ending December 31, 2018 will be approved if it is approved by the affirmative vote of the holders of a majority of the votes cast on the matter. Abstentions will have no effect on the outcome of this proposal. As this proposal is a “routine” item, if you hold your shares through a bank or a broker and you do not provide instructions to your bank or broker, we believe that your bank or broker will cast a Broker Discretionary Vote in favor of this proposal.

The Board of Directors recommends a vote FOR the ratification of the selection of OUM & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2018.

PROPOSAL FIVE — NON-BINDING, ADVISORY VOTE TO APPROVE COMPENSATION OF
NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act requiring that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The Compensation Committee believes that the objectives of our executive compensation program, as they relate to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, the Compensation Committee believes that our executive compensation program, as it relates to our named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our named executive officers and our stockholders. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers.

Vote Required

This vote is advisory, which means that the vote on the compensation of the named executive officers is not binding on the Company, our Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against our named executive officers compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns. The affirmative vote of a majority of the votes cast by the holders of common stock is required for approval of the compensation of our named executive officers. Abstentions and Broker Non-Votes will have no effect on the outcome of this proposal.

Accordingly, our Board of Directors recommends that stockholders vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation Tables and other related disclosure.”

PROPOSAL SIX — NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY
VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek an advisory vote on the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules, which we refer to as an advisory vote on executive compensation. By voting on this Proposal Six, stockholders may indicate whether they would prefer that we seek future advisory votes on compensation of named executive officers once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

In consideration of good corporate governance, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate for the Company and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. We recognize that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on compensation of named executive officers.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

Vote Required

This vote is advisory and not binding on the Board of Directors or the Company in any way, however the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on the compensation of the named executive officers of the Company. The Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders. Abstentions and Broker Non-Votes will have no effect on the outcome of this proposal.

Accordingly, our Board of Directors recommends that stockholders vote for the option of every ONE YEAR the following resolution at the Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, that a non-binding, advisory vote on the compensation of the named executive officers of the Company be submitted to the stockholders at each annual meeting of stockholders.”

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth the common shares in the Company’s authorized share structure beneficially owned by (1) each of our current directors and director nominees, (2) each of our named executive officers, (3) all of our directors, director nominees and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting shares. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after April 11, 2018 (the “Determination Date”) are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of the Determination Date.

Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
Directors
Steven Sherman(2)	418,741	*
Ted Wang, Ph.D.(3)	20,534,898	34.02%
Marilyn Hamilton(4)	118,255	*
Jack Peurach(5)(6)	109,335	*
Stanley Stern(7)	57,202	*
Charles Li, Ph.D.	—	*

Named Executive Officers
Maximilian Scheder-Bieschin(8)	277,373	*
Russdon Angold(9)(10)	490,175	*
Gregory Davault(11)	72,956	*
Russell DeLonzor(12)	67,298	*
Thomas Looby(13)(14)	385,536	*

All current directors, nominees and executive officers as a group (9 persons)(15)	21,656,058	35.45%

5% Stockholders
Puissance Cross-Border Opportunities II LLC(16)(17)	20,534,898	34.02%
	20,534,898	34.02%
*	Represents less than 1%.
(1)	Applicable percentage ownership is based on 60,354,941 shares of common stock outstanding as of the Determination Date.
(2)	Consists of warrants to purchase 142,858 shares of common stock currently exercisable, options to purchase 75,059 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date and 200,826 shares of common stock.
(3)	Consists of 20,534,898 shares held by Puissance Cross-Border. Puissance Capital Fund (GP) LLC (“Puissance GP”) serves as the general partner of Puissance Cross-Border. Puissance Capital serves as the investment manager of Puissance Cross-Border. Puissance Capital Management (GP) LLC serves as the general partner to Puissance Capital. Dr. Wang serves as the managing member of both Puissance GP and Puissance Capital. Dr. Wang disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(4)	Consists of options to purchase 61,112 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date, warrants to purchase 28,572 shares of common stock currently exercisable and 28,571 shares of common stock.
(5)	Consists of options to purchase 61,112 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date and 48,224 shares of common stock.
(6)	Mr. Peurach was appointed President and Chief Executive officer on March 19, 2018.

(7)	Consists of options to purchase 57,202 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date.
(8)	Consists of options to purchase 196,264 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date, 9,250 restricted stock units (which will be settled for shares of our common stock) currently vested or that will vest within 60 days after the Determination Date and 71,860 shares of common stock.
(9)	Consists of options to purchase 90,757 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date, 1,750 restricted stock units (which will be settled for shares of our common stock) currently vested or that will vest within 60 days after the Determination Date and 397,669 shares of common stock.
(10)	Mr. Angold resigned as President of EksoWorks as of January 22, 2018. Information is based on Company records as of the time of Mr. Angold’s resignation and subsequent transactions of which the Company has been made aware of through January 22, 2018.
(11)	Consists of options to purchase 52,908 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date, 2,813 restricted stock units (which will be settled for shares of our common stock) currently vested or that will vest within 60 days after the Determination Date and 27,235 shares of common stock.
(12)	Consists of options to purchase 49,516 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date, 2,813 restricted stock units (which will be settled for shares of our common stock) currently vested or that will vest within 60 days after the Determination Date and 14,969 shares of common stock.
(13)	Consists of options to purchase 346,472 shares of common stock currently exercisable or exercisable within 60 days of the Determination Date, 18,750 restricted stock units (which will be settled for shares of our Common Stock) currently vested or that will vest within 60 days after the Determination Date and 20,314 shares of common stock.
(14)	Mr. Looby resigned as President and Chief Executive officer, and as a member of the Board as of March 9, 2018. Information is based on Company records as of the time of Mr. Looby’s resignation and subsequent transactions of which the Company has been made aware of through March 9, 2018.
(15)	Consists of warrants to purchase 171,430 shares of common stock currently exercisable, options to purchase 553,173 shares of common stock that, in each case, are currently exercisable or exercisable within 60 days after the Determination Date, 14,876 restricted stock units (which will be settled for shares of our Common Stock) that are current vested or that will vest within 60 days after the Determination Date, and 20,916,582 shares of common stock (20,534,898 of which are held by Puissance Cross-Border and counted here as held indirectly by Dr. Wang).
(16)	The mailing address for Puissance Cross-Border is 950 Third Avenue, 25th Floor, New York, NY 10022.
(17)	Based on information furnished by Puissance Cross-Border to the Company, Puissance Cross-Border owns 20,534,898 shares of common stock. Puissance Capital is the investment advisor to Puissance Cross-Border, and its General Partner, Dr. Ted Wang, may be deemed to have voting and/or dispositive power with respect to the shares held by Puissance Cross-Border.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (“SEC”). Such executive officers, directors and 10% beneficial owners are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that during 2017 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with.

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. The Board knows of no matter to be acted upon at the meeting that would give rise to appraisal rights for dissenting stockholders.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

A-1

Appendix B

EKSO BIONICS HOLDINGS, INC.

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
(As of April [•], 2018)

1.     Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide incentives to individuals who perform services for the Company, and
•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.     Definitions. As used herein, the following definitions will apply:

(a)      “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 hereof.

(b)      “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c)      “Amendment Date” means April [•], 2018.

(d)      “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(e)      “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(f)      “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g)      “Board” means the Board of Directors of the Company.

(h)      “Change in Control” means the occurrence of any of the following events after the Effective Date:

(i)      A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of stock in the Company that, together with the stock already held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any Person who is considered to own more than 50% of the total voting power of the stock of the Company before the acquisition will not be considered a Change in Control; or

(ii)      The individuals who constitute the members of the Board cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least fifty-one percent (51%) of the members of the Board; or

(iii)      The consummation of any of the following events: (A) a change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, or (B) a merger, consolidation or reorganization involving the Company, where either or both of the events described in clauses (i) or (ii) above would be the result. For purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets or a Change in Control: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total equity or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3) above. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(g), persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the preceding, to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any 409A Award, a “Change in Control” shall not be deemed to have occurred unless such “Change in Control” is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Treas. Reg. Section 1.409A-3(i)(5).

(i)      “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j)      “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(k)      “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(l)      “Company” means Ekso Bionics Holdings, Inc., a Nevada corporation, or any successor thereto.

(m)      “Consultant” means any person, including an advisor, other than an Employee engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.

(n)      “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(o)      “Director” means a member of the Board.

(p)      “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time. The Administrator, in its discretion, may revise this definition of “Disability” for any grant, except to the extent that the Disability is a payment event under a 409A Award, in which event the definition of “Disability” in Treas. Reg. Section 1.409A.-3(i)(4) shall apply and cannot be changed after the 409A Award is granted.

(q)      “Effective Date” shall have the meaning set forth in Section 18 hereof.

(r)      “Employee” means any person, including Officers and Directors, other than a Consultant employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(s)      “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(t)      “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(u)      “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith, by reference to the closing price of such stock on any established stock exchange or on a national market system on the day of determination, if the Common Stock is so listed on any established stock exchange or on a national market system. If the Common Stock is not listed on any established stock exchange or on a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith using (i) a valuation methodology set forth in Treasury Regulation 1.409A-1(b)(5)(iv)(B) or (ii) with respect to valuations applicable to Awards that are not subject to Code Section 409A, such other valuation methods as the Administrator may select.

(v)      “Fiscal Year” means the fiscal year of the Company.

(w)      “409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Section 409A of the Code.

(x)      “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)      “Nonstatutory Stock Option” means an Option that by its terms does not qualify or expressly provides that it is not intended to qualify as an Incentive Stock Option.

(z)      “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)     “Option” means a stock option granted pursuant to Section 6 hereof.

(bb)     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc)     “Participant” means the holder of an outstanding Award.

(dd)     “Performance Award” means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.

(ee)     “Performance Goals” will have the meaning set forth in Section 11 hereof.

(ff)      “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(gg)     “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10 hereof.

(hh)     “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10 hereof.

(ii)      “Period of Restriction” means the period during which transfers of Shares of Restricted Stock are subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events specified in the applicable Award, as interpreted and construed by the Administrator.

(jj)      “Plan” means this Amended and Restated 2014 Equity Incentive Plan.

(kk)     “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 hereof, or issued pursuant to the early exercise of an Option.

(ll)      “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9 hereof. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(mm)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(nn)     “Section 16(b)” means Section 16(b) of the Exchange Act.

(oo)     “Service Provider” means an Employee, Director, or Consultant.

(pp)     “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 hereof.

(qq)     “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(rr)     “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.     Stock Subject to the Plan.

(a)      Reserved Shares. Subject to the provisions of Section 14 hereof, the maximum aggregate number of Shares that may be awarded and sold under the Plan is Nine Million One Hundred Fourteen Thousand Two Hundred Eighty Five (9,114,285). The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)      Lapsed Awards. Except as otherwise provided this in Section, for every Share subject to Awards, the Shares available for grant hereunder shall be reduced by one. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares subject to an Award that are transferred to or retained by the Company to pay the tax and/or exercise price of an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan and, for the elimination of doubt, the number of Shares of equal value to such cash payment shall become available for future grant or sale under the Plan. Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a share-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (y) Shares delivered to or withheld by the Company or any Affiliate to pay the exercise price or the withholding taxes under an Option or Stock Appreciation Right or (z) Shares repurchased on the open market with the proceeds of an Option exercise. Notwithstanding the foregoing provisions of this Section 3(b), subject to adjustment provided in Section 14 hereof, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a) above, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

(c)      Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.     Administration of the Plan.

(a)        Procedure.

(i)      Multiple Administrative Bodies. Different Committees may be established with respect to different groups of Service Providers; in that event, the Committee established with respect to a group of Service Providers shall administer the Plan with respect to Awards granted to members of such group.

(ii)       Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)     Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(iv)     Delegation of Authority. The Committee shall be the Plan Administrator and shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Administrator by the Plan; provided, however, except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more Officers of the Company or any of its Affiliates the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons who are non-employee Directors or otherwise are subject to Section 16 of the Exchange Act. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(b)        Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)      to determine Fair Market Value;

(ii)       to select the Service Providers to whom Awards may be granted hereunder;

(iii)     to determine the terms and condition, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv)     to institute an Exchange Program and to determine the terms and conditions, not inconsistent with the terms of the Plan, for (1) the surrender or cancellation of outstanding Awards in exchange for Awards of the same type, Awards of a different type, and/or cash, or (2) the reduction of the exercise price of outstanding Awards;

(v)      to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi)     to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vii)    to modify or amend each Award (subject to Section 19(c) hereof);

(viii)   to authorize any person to execute on behalf of the Company any instrument required to reflect or implement the grant of an Award previously granted by the Administrator;

(ix)     to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine consistent with the requirements for compliance with or exemption from the provisions of Code Section 409A; and

(x)      to make all other determinations deemed necessary or advisable for administering the Plan.

Notwithstanding the foregoing, and except as set forth in Section 14(a) of this Plan or as otherwise permitted in connection with a substitution of an Option or Stock Appreciation Right in connection with a corporate transaction and to the extent consistent with Section 409A or Section 422 of the Code, as applicable, the Administrator may not, without shareholder approval, (a) reprice any Options or Stock Appreciation Rights or (b) pay cash or issue new Awards (including Restricted Stock or Restricted Stock Units or any other full value Awards) in exchange for the surrender and cancellation of any, or all, of a Service Provider’s outstanding Options or Stock Appreciation Rights at a time when the exercise price for such outstanding Options or Stock Appreciation Rights exceeds the Fair Market Value of a Share of Common Stock.

(c)      Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Service Providers, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Service Providers outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Service Providers outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (and any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share limit described in Section 3 of this Plan or the individual award limits contained in Section 5 of this Plan; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.

(d)      Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final, binding and conclusive on all Participants and any other holders of Awards.

5.     Award Eligibility and Limitations.

(a)       General Rule. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards may be granted to Service Providers as determined by the Administrator in its discretion. Incentive Stock Options may be granted only to Employees. No Participant or any other person shall have any claim to be granted an Award under the Plan at any time, and the Company is not obligated to extend uniform treatment to Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

(b)       Special Rule Regarding 2014 Merger. As soon as practicable after the later of the Effective Date or the effective time of that certain Agreement and Plan of Merger and Reorganization, dated as of January 15, 2014 to which the Company is a party, the Company shall take or cause to be taken appropriate actions (i) to collect the options (and the agreements evidencing such options) issued under the Berkeley Exotech, Inc. 2007 Equity Incentive Plan, as amended from time to time, and outstanding immediately prior to the effective time of such merger agreement, and (ii) provided such options are canceled (or deemed to be canceled) pursuant to the terms of such merger agreement and equity incentive plan, the Administrator shall issue or cause to be issued to the holder of each such canceled option, an Award on such terms as the Administrator terms necessary, consistent with the terms of the Plan, to comply with the provisions of Section 1.8 of such merger agreement.

(c)       Limitations. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i)      The maximum number of Shares subject to Options or Stock Appreciation Rights that can be awarded under the Plan to any person eligible for an Award under this Section 5 is 285,714 per the Company’s Fiscal Year;

(ii)       The maximum number of Shares that can be awarded under the Plan, other than pursuant to an Option or Stock Appreciation Rights, to any person eligible for an Award under this Section 5 is 285,714 per the Company’s Fiscal Year;

(iii)     The maximum Performance Award opportunity that may be granted to any Participant in any Company Fiscal Year which relates to Performance Units and is payable in cash shall not exceed $5 Million;

(iv)     The preceding limitations in this Section 5(c) are subject to adjustment as provided in Section 14 hereof.

6.     Stock Options.

(a)       Limitations.

(i)      Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000 (U.S.), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii)      Subject to the limits set forth in Section 3, the Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant.

(b)       Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof in the case of Incentive Stock Options. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)       Option Exercise Price and Consideration.

(i)        Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to the issuance or assumption of an Option in a transaction to which Section 424(a) of the Code applies in a manner consistent with said Section 424(a).

(ii)       Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)      Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.

(d)       Exercise of Option.

(i)        Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 hereof.

(ii)       Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by Award Agreement, if any, or by operation of this Section 6(d)(ii), the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)      Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for six (6) months following the date the Participant ceases to be a Service Provider. Unless otherwise provided by the Administrator, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)      Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for six (6) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will continue to vest in accordance with the Award Agreement. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.     Stock Appreciation Rights.

(a)       Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)       Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant.

(c)       Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan; provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d)       Stock Appreciation Rights Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares with respect to which the Award is granted, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)       Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) above also will apply to the exercise of Stock Appreciation Rights.

(f)       Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)      The difference between the Fair Market Value of a Share on the date of exercise over the “stock appreciation right exercise price,” as defined under Treasury Regulation Section 1.409A-1(b)(i)(B)(2), i.e., the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right; times

(ii)      The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.     Restricted Stock.

(a)      Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)      Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)      Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until such Shares become non-forfeitable at the end of the applicable Period of Restriction.

(d)      Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)      Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)      Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise in a manner not prohibited by the Award Agreement.

(g)      Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be credited with any dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distributions credited to a Service Provider on account of such Service Provider’s Shares of Restricted Stock will be subject to the same restrictions on transferability and provisions for forfeiture as the Shares of Restricted Stock with respect to which they were paid and shall only be delivered to a Service Provider upon the expiration of the Period of Restriction applicable to such Shares of Restricted Stock.

(h)      Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9.     Restricted Stock Units.

(a)      Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms and conditions of the Plan, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d) hereof, may be left to the discretion of the Administrator.

(b)      Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed, subject to the prohibition on acceleration of the timing of distribution of deferred compensation subject to Section 409A of the Code, to the extent applicable to the Award.

(c)      Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d)      Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement, which shall satisfy the requirements of Section 409A of the Code, to the extent applicable to such Award. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e)      Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10.   Performance Units and Performance Shares.

(a)      Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant.

(b)      Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)      Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d)      Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)      Form and Timing of Payment of Performance Units/Shares. Unless otherwise specified in an applicable Award Agreement, payment of earned and vested Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period or, but in no event later than two and one-half months after the end of the Company’s taxable year to which such Performance Period relates, or if later, the end of the year in which such Performance Units/Shares are no longer subject to a substantial risk of forfeiture. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)      Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.   Performance-Based Compensation.

(a)      General. Following the Amendment Date, the Administrator, in its discretion, may decide to grant Awards that are based on Performance Goals (as defined below) pursuant to this Section 11. Any Performance Units or Performance Shares granted prior to November 2, 2017, shall be governed by the terms of the Plan prior to the Amendment Date.

(b)      Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement (“Performance Goals”) including, but not limited to, (i) earnings per Share, (ii) operating cash flow, (iii) operating income, (iv) profit after-tax, (v) profit before-tax, (vi) return on assets, (vii) return on equity, (viii) return on sales, (ix) revenue, (x) total shareholder return, (xi) EBITDA, (xii) revenue or market share, (xiii) budget achievement, (xiv) achieving a level of productivity, (xv) completing acquisitions or dispositions of other businesses or assets, or integrating acquired businesses or assets, (xvi) scientific or regulatory achievements, (xvii) implementation, completion or attainment of measurable objectives with respect to research, development, patents, inventions, products, projects or facilities and other key performance indicators, (xviii) introducing products into one or more new markets, (xix) expense reduction or cost savings, and (xx) productivity improvements. Any Performance Goals may be used to measure the performance of the

Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator may determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

12.    Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.    Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, (iii) to a revocable trust, or (iv) as permitted by Rule 701 of the Securities Act of 1933, as amended.

14.    Adjustments; Dissolution or Liquidation; Merger or Change in Control; 2014 Merger.

(a)      Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10 hereof.

(b)      Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)      Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed vested and be payable at the higher of (i) fully vested to the extent of actual achievement of the Performance Goals, or (ii) pro-rata vesting to the extent of deemed achievement of the target levels, with such pro-rata vesting calculated by reference to the number of full calendar days that a Participant was a Service Provider during the Performance Period). In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to settle in cash or a Performance Share or Performance Unit which the Administrator can determine to settle in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption. Notwithstanding anything in this Section 14(c) to the contrary, upon the occurrence of a Change in Control, the Administrator may, but shall not be obligated to accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award..

(d)      Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the purchase price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.

15.    Tax Withholding.

(a)      Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)      Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16.      No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.      Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.      Term of Plan. Subject to Section 22 hereof, the Plan will become effective upon its adoption by the Board (the “Effective Date”). It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 hereof; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of this Plan shall continue to apply to such Awards.

19.      Amendment and Termination of the Plan.

   (a)      Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

   (b)      Stockholder Approval. The Company will obtain stockholder approval of the Plan and any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

   (c)      Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.      Conditions Upon Issuance of Shares.

   (a)      Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

   (b)      Limitation on Exercise of Options or Stock Appreciation Rights. Notwithstanding the terms of any Award Agreement to the contrary, the Administrator shall have the absolute discretion to impose a “blackout” period on the exercise of an Option or Stock Appreciation Right, as well as the settlement of any Award, with respect to any or all Participants (including those whose employment or service has terminated) to the extent that it determines that doing so is required or desirable in order to comply with applicable securities laws, provided that, if any blackout period occurs, the term of the Option or Stock Appreciation Right shall not expire until the earlier of (i) 30 days after the blackout period ends or (ii) the Option’s or Stock Appreciation Right’s expiration date but only if within 30 days thereafter the Company makes a cash payment to each affected Participant in an amount equal to the value of the Option or Stock Appreciation Right (as determined by the Administrator) immediately before its expiration and to the extent then vested and exercisable.

   (c)      Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

   (d)      Restrictive Legends. All Award Agreements and all securities of the Company issued pursuant thereto shall bear such legends regarding restrictions on transfer and such other legends as the appropriate officer of the Company shall determine to be necessary or advisable to comply with applicable securities and other laws.

21.      Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.      Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws, including without limitation Section 422 of the Code. In the event that stockholder approval is not obtained within twelve (12) months after the date the Plan is adopted by the Board, all Incentive Stock Options granted hereunder shall be void ab initio and of no effect. Notwithstanding any other provisions of the Plan, no Awards shall be exercisable until the date of such stockholder approval.

23.      Notification of Election Under Section 83(b) of the Code. If any Service Provider shall, in connection with the acquisition of Shares under the Plan, make the election permitted under Section 83(b) of the Code, such Service Provider shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service and provide the Company with a copy thereof, in addition to any filing and a notification required pursuant to regulations issued under the authority of Section 83(b) of the Code. A Service Provider shall not be permitted to make a Section 83(b) election with respect to an Award of a Restricted Stock Unit.

24.      Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. Each Service Provider shall notify the Company of any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition.

25.      409A. This Plan and the Awards granted hereunder are intended to either comply with, or be exempt from, the requirements of Section 409A of the Code and the rules and regulations promulgated thereunder, and shall be interpreted in a manner consistent with that intention. If at the time of a Service Provider’s separation from service, such individual is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment of nonqualified deferred compensation that such Service Provider becomes entitled to under the Plan or any Award is deemed payable on account of such individual’s separation from service, then any such payment shall be delayed and paid without interest on the first to occur of (i) six months and one day after the individual’s separation from service, or (ii) the individual’s death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with, or are exempt from, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Service Provider on account of Section 409A or any other provision of the Code.

26.      Governing Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules, subject to the Company’s intention that the Plan satisfies the requirements of jurisdictions outside of the United States of America with respect to Awards subject to such jurisdictions.

EKSO BIONICS HOLDINGS, INC. 1414 HARBOUR WAY SOUTH, SUITE 1201 RICHMOND, CA 94804 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [-]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [-]. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR Proposals One through Five below and vote “1 For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. YEAR” for Proposal Six below: 0 0 0 1. Election of Directors Nominees 1. Steven Sherman 2. Jack Peurach 3. Ted Wang, Ph.D. 4. Marilyn Hamilton 5. Charles Li, Ph.D. 6. Stanley Stern 2. To ratify an amendment to our Articles of Incorporation approved by the stockholders of the Company on December 21, 2017 to increase the total number of authorized shares of common stock from 71,428,571 shares to 141,428,571 shares (the Authorized Share Increase Proposal); 3. To ratify an amendment to our Amended and Restated 2014 Equity Incentive Plan approved by the stockholders of the Company on December 21, 2017 to increase the number of shares available for grant under such Plan from 4,714,285 shares to 9,114,285 shares (the 2014 Plan Proposal); 4. To ratify the appointment of OUM & Co., LLP as the Company’s independent auditors for the year ending December 31, 2018; 5. To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement; For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 6. To approve, in an advisory (non-binding) vote, whether a non-binding advisory vote on the compensation of the Company’s named executive officers should occur every one, two or three years; and NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1 year 2 years 3 years Abstain Please indicate if you plan to attend this meeting Yes No 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on [x]: The Proxy Statement is available at www.proxyvote.com EKSO BIONICS HOLDINGS, INC. Annual Meeting of Stockholders May 23, 2018 This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jack Peurach and Maximilian Scheder-Bieschin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EKSO BIONICS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at, local time on [-], at the offices of the company, located at 1414 Harbour Way South, Suite 1201, Richmond, CA 94804, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side